EXHIBIT 2.1
                                                              -----------



   ======================================================================









                        AGREEMENT AND PLAN OF MERGER



                                BY AND AMONG



                              BANK OF MONTREAL,



                          BANKMONT FINANCIAL CORP.



                                     AND



                        FIRST NATIONAL BANCORP, INC.









   =====================================================================




                              TABLE OF CONTENTS


   SECTION                         HEADING                           PAGE


   ARTICLE I      THE MERGER . . . . . . . . . . . . . . . . . . . . .  1

   SECTION 1.1.   MERGER AND SURVIVING CORPORATION . . . . . . . . . .  2

   ALTERNATE SECTION 1.1.   MERGER AND SURVIVING CORPORATION . . . . .  3

   SECTION 1.2.   CONVERSION OF SHARES . . . . . . . . . . . . . . . .  4

   ALTERNATE SECTION 1.2.   CONVERSION OF SHARES . . . . . . . . . . .  7

   SECTION 1.3.   ELECTION PROCEDURES  . . . . . . . . . . . . . . . .  9

   SECTION 1.4.   MANNER OF CONVERSION OF COMPANY COMMON SHARES  . . . 10

   SECTION 1.5.   ADJUSTMENTS FOR DILUTION AND OTHER MATTERS . . . . . 12

   SECTION 1.6.   CONVERSION OF DISSENTING COMPANY SHARES  . . . . . . 12

   SECTION 1.7.   EXCHANGE PROCEDURE . . . . . . . . . . . . . . . . . 13

   SECTION 1.8.   DIVIDENDS  . . . . . . . . . . . . . . . . . . . . . 14

   SECTION 1.9.   WITHHOLDING RIGHTS . . . . . . . . . . . . . . . . . 14

   SECTION 1.10.  TAX AND ACCOUNTING CONSEQUENCE . . . . . . . . . . . 14

   ARTICLE II     REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE
                  COMPANY  . . . . . . . . . . . . . . . . . . . . . . 14

   SECTION 2.1.   ORGANIZATION OF THE COMPANY  . . . . . . . . . . . . 15

   SECTION 2.2.   COMPANY SHARES . . . . . . . . . . . . . . . . . . . 15

   Section 2.3.   Company Subsidiaries . . . . . . . . . . . . . . . . 16

   SECTION 2.4.   CORPORATE AUTHORIZATION  . . . . . . . . . . . . . . 17

   SECTION 2.7.   DOCUMENTS OTHER THAN FINANCIAL STATEMENTS
                  PREVIOUSLY DELIVERED . . . . . . . . . . . . . . . . 19

   SECTION 2.8.   UNDISCLOSED LIABILITIES  . . . . . . . . . . . . . . 19

   SECTION 2.9.   TITLE TO PROPERTIES; LEASES; VIOLATIONS;
                  ENVIRONMENTAL MATTERS  . . . . . . . . . . . . . . . 19

   SECTION 2.10.  PERMITS AND REGULATION . . . . . . . . . . . . . . . 21

   SECTION 2.11.  LITIGATION . . . . . . . . . . . . . . . . . . . . . 23

   SECTION 2.12.  TAXES  . . . . . . . . . . . . . . . . . . . . . . . 23

   SECTION 2.13.  CONTRACTS  . . . . . . . . . . . . . . . . . . . . . 23

   SECTION 2.14.  INSURANCE  . . . . . . . . . . . . . . . . . . . . . 24

   SECTION 2.15.  REORGANIZATION . . . . . . . . . . . . . . . . . . . 25

   SECTION 2.16.  EMPLOYEE MATTERS . . . . . . . . . . . . . . . . . . 25

   SECTION 2.17.  CONDUCT OF BUSINESS SINCE DECEMBER 31, 2000  . . . . 27

   SECTION 2.18.  CONDUCT OF BUSINESS PENDING MERGER . . . . . . . . . 28

   SECTION 2.19.  LOANS  . . . . . . . . . . . . . . . . . . . . . . . 29

   SECTION 2.20.  DERIVATIVE TRANSACTIONS  . . . . . . . . . . . . . . 30

   SECTION 2.21.  NO BROKER'S OR FINDER'S FEE  . . . . . . . . . . . . 31

   SECTION 2.22.  OTHER TAKEOVER PROPOSALS . . . . . . . . . . . . . . 31

   SECTION 2.23.  INTELLECTUAL PROPERTY  . . . . . . . . . . . . . . . 33

   SECTION 2.24.  TAKEOVER LAWS NOT APPLICABLE . . . . . . . . . . . . 33

   SECTION 2.25.  MATERIAL INTERESTS OF CERTAIN PERSONS  . . . . . . . 34

   SECTION 2.26.  DISCLOSURE . . . . . . . . . . . . . . . . . . . . . 34

   SECTION 2.27.  OPINION OF FINANCIAL ADVISOR . . . . . . . . . . . . 34

   SECTION 2.28.  COMPANY RIGHTS AGREEMENT . . . . . . . . . . . . . . 34

   ARTICLE III    REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF BMO
                  AND BFC  . . . . . . . . . . . . . . . . . . . . . . 34

   SECTION 3.1.   ORGANIZATION OF BMO AND BFC  . . . . . . . . . . . . 35

   SECTION 3.2.   BMO SHARES . . . . . . . . . . . . . . . . . . . . . 35

   SECTION 3.3.   CORPORATE AUTHORIZATION  . . . . . . . . . . . . . . 35

   SECTION 3.4.   GOVERNMENTAL REGULATION  . . . . . . . . . . . . . . 36

   SECTION 3.5.   FINANCIAL STATEMENTS OF BMO  . . . . . . . . . . . . 37

   SECTION 3.6.   DISCLOSURE . . . . . . . . . . . . . . . . . . . . . 37

   SECTION 3.7.   FINANCING  . . . . . . . . . . . . . . . . . . . . . 37

   ARTICLE IV     ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . 38

   SECTION 4.1.   REGULATORY APPROVALS . . . . . . . . . . . . . . . . 38

   SECTION 4.2.   COMPANY SHAREHOLDER APPROVAL . . . . . . . . . . . . 38

   SECTION 4.3.   PREPARATION OF COMPANY PROXY MATERIALS AND F4
                  REGISTRATION STATEMENT . . . . . . . . . . . . . . . 38

   SECTION 4.4.   ACCESS AND INFORMATION . . . . . . . . . . . . . . . 40

   SECTION 4.5.   LISTS OF COMPANY SHAREHOLDERS  . . . . . . . . . . . 40

   SECTION 4.6.   CONTINUING EFFECT OF REPRESENTATIONS AND
                  WARRANTIES . . . . . . . . . . . . . . . . . . . . . 40

   SECTION 4.7.   CURRENT INFORMATION  . . . . . . . . . . . . . . . . 41

   SECTION 4.8.   TERMINATION PAYMENT  . . . . . . . . . . . . . . . . 41

   SECTION 4.9.   REASONABLE EFFORTS . . . . . . . . . . . . . . . . . 42

   SECTION 4.10.  AFFILIATES . . . . . . . . . . . . . . . . . . . . . 42

   SECTION 4.11.  COMPANY ACCRUALS AND RESERVES  . . . . . . . . . . . 43

   SECTION 4.12.  COMPANY SHARE OPTION AGREEMENT . . . . . . . . . . . 43

   SECTION 4.13.  EMPLOYMENT AND CONSULTING AGREEMENTS . . . . . . . . 43

   SECTION 4.14.  INDEMNIFICATION  . . . . . . . . . . . . . . . . . . 43

   SECTION 4.15.  TAX TREATMENT AND TAX CERTIFICATES . . . . . . . . . 45

   Section 4.16.  FIRPTA . . . . . . . . . . . . . . . . . . . . . . . 45

   SECTION 4.17.  CONVERSION TO CASH MERGER CONSIDERATION  . . . . . . 45

   SECTION 4.18.  COMPANY EMPLOYEE BENEFITS  . . . . . . . . . . . . . 46

   SECTION 4.19.  CANADIAN TAX RULING  . . . . . . . . . . . . . . . . 46

   SECTION 4.20.  FORMATION OF NEWCO . . . . . . . . . . . . . . . . . 47

   ARTICLE V      CONDITIONS PRECEDENT TO OBLIGATIONS OF BMO, BFC
                  AND THE COMPANY  . . . . . . . . . . . . . . . . . . 47

   SECTION 5.1.   COMPANY SHAREHOLDER APPROVAL . . . . . . . . . . . . 47

   SECTION 5.2.   REGULATORY APPROVALS AND LEGAL REQUIREMENTS  . . . . 47

   SECTION 5.3.   EFFECTIVENESS OF F4  . . . . . . . . . . . . . . . . 48

   SECTION 5.4.   NYSE LISTING . . . . . . . . . . . . . . . . . . . . 48

   SECTION 5.5.   TAX OPINION  . . . . . . . . . . . . . . . . . . . . 48

   ARTICLE VI     CONDITIONS PRECEDENT TO OBLIGATION OF BMO AND BFC  . 48

   SECTION 6.1.   REPRESENTATIONS, WARRANTIES AND COVENANTS  . . . . . 48

   SECTION 6.2.   ADVERSE CHANGES  . . . . . . . . . . . . . . . . . . 49

   SECTION 6.3.   PERFORMANCE OF OBLIGATIONS OF THE COMPANY  . . . . . 49

   SECTION 6.4.   LITIGATION . . . . . . . . . . . . . . . . . . . . . 49

   SECTION 6.5.   LEGAL MATTERS  . . . . . . . . . . . . . . . . . . . 49

   SECTION 6.6.   UPDATED DISCLOSURE STATEMENT . . . . . . . . . . . . 49

   ARTICLE VII    CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY  . 50

   SECTION 7.1.   REPRESENTATIONS, WARRANTIES AND COVENANTS  . . . . . 50

   SECTION 7.2.   LEGAL MATTERS  . . . . . . . . . . . . . . . . . . . 50

   SECTION 7.3.   BMO CERTIFICATE  . . . . . . . . . . . . . . . . . . 50

   SECTION 7.4.   OTHER OBLIGATIONS OF BMO . . . . . . . . . . . . . . 51

   ARTICLE VIII   CLOSING  . . . . . . . . . . . . . . . . . . . . . . 51

   SECTION 8.1.   DATE, TIME AND PLACE OF CLOSING  . . . . . . . . . . 51

   SECTION 8.2.   DELIVERIES OF DOCUMENTS  . . . . . . . . . . . . . . 51

   SECTION 8.3.   MERGER TO BE MADE EFFECTIVE  . . . . . . . . . . . . 51

   ARTICLE IX     AMENDMENT AND TERMINATION  . . . . . . . . . . . . . 51

   SECTION 9.1.   AMENDMENT  . . . . . . . . . . . . . . . . . . . . . 51

   SECTION 9.2.   TERMINATION  . . . . . . . . . . . . . . . . . . . . 51

   ARTICLE X      GENERAL PROVISIONS . . . . . . . . . . . . . . . . . 54

   SECTION 10.1.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
                  AGREEMENTS . . . . . . . . . . . . . . . . . . . . . 54

   SECTION 10.2.  NOTICES  . . . . . . . . . . . . . . . . . . . . . . 54

   SECTION 10.3.  EXPENSES AND CERTAIN REQUIRED ACCRUALS . . . . . . . 55

   SECTION 10.4.  FURTHER ASSURANCES . . . . . . . . . . . . . . . . . 56

   SECTION 10.5.  PUBLICITY  . . . . . . . . . . . . . . . . . . . . . 56

   SECTION 10.6.  WAIVERS  . . . . . . . . . . . . . . . . . . . . . . 56

   SECTION 10.7.  ADDITIONAL TERMS . . . . . . . . . . . . . . . . . . 56

   SECTION 10.8.  ENTIRE AGREEMENT AND BINDING EFFECT  . . . . . . . . 57

   SECTION 10.9.  GOVERNING LAW  . . . . . . . . . . . . . . . . . . . 57

   SECTION 10.10. CONSENT TO JURISDICTION  . . . . . . . . . . . . . . 57

   SECTION 10.11. COUNTERPARTS . . . . . . . . . . . . . . . . . . . . 57

   SECTION 10.12. CAPTIONS . . . . . . . . . . . . . . . . . . . . . . 57

   SECTION 10.13. SEVERABILITY . . . . . . . . . . . . . . . . . . . . 57


   EXHIBITS

   A    --   Company Share Option Agreement
   B    --   Voting Agreement
   C    --   Regulatory Agencies


   APPENDICES

   I    --   Disclosure Statement

                                 DEFINITIONS
   TERM                                                           SECTION

   2000 Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . .  2.8
   Acquisition Event . . . . . . . . . . . . . . . . . . . . . . .  4.8.2
   Affiliates Agreement  . . . . . . . . . . . . . . . . . . . . . . 4.10
   Agreement . . . . . . . . . . . . . . . . . . . . . . . . Introduction
   BFC . . . . . . . . . . . . . . . . . . . . . . . . . . . Introduction
   BMO . . . . . . . . . . . . . . . . . . . . . . . . . . . Introduction
   BMO Class A Preferred Shares  . . . . . . . . . . . . . . . . .  3.2.1
   BMO Class B Preferred Shares  . . . . . . . . . . . . . . . . .  3.2.1
   BMO Reports . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.5
   BMO Representatives . . . . . . . . . . . . . . . . . . . . . . .  4.4
             BMO Share Price . . . . . . . . . . . . . . . . . . . 1.2.3,
                                                          Alternate 1.2.3
   BMO Shares  . . . . . . . . . . . . . . . . . . . . . . . . . .  3.2.1
   Canadian Tax Ruling . . . . . . . . . . . . . . . . . . . . . . . 4.19
   Cash Election Shares  . . . . . . . . . . . . . . . . . . . . .  1.3.2
   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8.1
   Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
   Combination Election Shares . . . . . . . . . . . . . . . . . .  1.3.2
   Commissioner  . . . . . . . . . . . . . . . . . . . . . . . . . 2.10.1
   Company . . . . . . . . . . . . . . . . . . . . . . . . . Introduction
   Company Common Shares . . . . . . . . . . . . . . . . . . . . . 1.2.2,
             . . . . . . . . . . . . . . . . . . . . . .  Alternate 1.2.2
   Company Preferred Shares  . . . . . . . . . . . . . . . . . . .  2.2.1
   Company Reports . . . . . . . . . . . . . . . . . . . . . . . . 2.10.5
   Company Rights  . . . . . . . . . . . . . . . . . . . . . . . .  2.2.1
   Company Rights Agreement  . . . . . . . . . . . . . . . . . . .  2.2.1
   Company Share Option Agreement  . . . . . . . . . . . . . . . Recitals
   Company Subsidiary or Company Subsidiaries  . . . . . . . . . .  2.3.1
   Constituent Corporations  . . . . . . . . . . . . . . . . . . .  1.1.1
             . . . . . . . . . . . . . . . . . . . . . .  Alternate 1.1.1
   Conversion to Cash Merger Consideration . . . . . . . . . . . . . 4.17
   DGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1.1
             . . . . . . . . . . . . . . . . . . . . . .  Alternate 1.1.1
   Disclosure Statement  . . . . . . . . . . . . . . . Article II, Par. 1
   Dissenting Company Shares . . . . . . . . . . . . . . . . . . .  1.2.4
             . . . . . . . . . . . . . . . . . . . . . .  Alternate 1.2.4
   Effective Time  . . . . . . . . . . . . . . . . . . . . . . . .  1.1.1
             . . . . . . . . . . . . . . . . . . . . . .  Alternate 1.1.1
   Election Deadline . . . . . . . . . . . . . . . . . . . . . . .  1.3.3
   Election Form . . . . . . . . . . . . . . . . . . . . . . . . .  1.3.1

   ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.16.1(a)
   Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . 2.10.6
   Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . .  1.2.7
             . . . . . . . . . . . . . . . . . . . . . .  Alternate 1.2.7
   F-4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.3.2
   FDI Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.10.3
   FDIC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.10.1
   FRB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.10.1

   Fringe benefit arrangements . . . . . . . . . . . . . . . .  2.16.1(b)
   IBCA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.1.1
             . . . . . . . . . . . . . . . . . . . . . .  Alternate 1.1.1
   Indemnified Liabilities . . . . . . . . . . . . . . . . . . . . 4.14.1
   Indemnified Party or Indemnified Parties  . . . . . . . . . . . 4.14.1
   Material Adverse Effect . . . . . . . . . . . . . . . . . . . . 10.7.1
   Material litigation . . . . . . . . . . . . . . . . . . . . . . .  4.7
   Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4.2
   Merger  . . . . . . . . . . . . . . . . . . . . . .  Article I, Par. 1
   Merger Filings  . . . . . . . . . . . . . . . . . . . . . . . .  1.1.1
             . . . . . . . . . . . . . . . . . . . . . .  Alternate 1.1.1
   NewCo . . . . . . . . . . . . . . . . . . . . . . . . . . . . Recitals
   No Election Shares  . . . . . . . . . . . . . . . . . . . . . .  1.3.3
   Per Share Cash Consideration  . . . . . . . . . . . . . . . . .  1.2.2
             . . . . . . . . . . . . . . . . . . . . . .  Alternate 1.2.2
   Per Share Stock Consideration . . . . . . . . . . . . . . . . .  1.2.3
             . . . . . . . . . . . . . . . . . . . . . .  Alternate 1.2.2
   Plan A Merger . . . . . . . . . . . . . . . . . . . . . . . . Recitals
   Plan B Merger . . . . . . . . . . . . . . . . . . . . . . . . Recitals
   Plan A Merger Provisions  . . . . . . . . . . . . .  Article I, Par. 1
   Plan B Merger Provisions  . . . . . . . . . . . . .  Article I, Par. 1
   Proxy Mailing Date  . . . . . . . . . . . . . . . . . . . . . .  4.3.1
   Proxy Materials . . . . . . . . . . . . . . . . . . . . . . . .  4.3.1
   Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . .  4.3.1
   SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.10.5
   Securities Act  . . . . . . . . . . . . . . . . . . . . . . . .  1.7.2
   Share Designees . . . . . . . . . . . . . . . . . . . . . . . .  1.4.1
   Share Minimum . . . . . . . . . . . . . . . . . . . . . . . . .  1.4.2
   Stock Election Shares . . . . . . . . . . . . . . . . . . 1.3.2, 1.4.1
   Superior Proposal . . . . . . . . . . . . . . . . . . . . . . . 2.22.2
   Surviving Corporation . . . . . . . . . . . . . . . . . . . . .  1.1.1
             . . . . . . . . . . . . . . . . . . . . . .  Alternate 1.1.1
   Takeover Proposal . . . . . . . . . . . . . . . . . . . . . . . 2.22.2
   Voting Agreement  . . . . . . . . . . . . . . . . . . . . . . Recitals

                        AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of the 1st day of March, 2001, by and among BANK OF MONTREAL, a chartered bank of Canada (hereinafter referred to as "BMO"), BANKMONT FINANCIAL CORP., a Delaware corporation (hereinafter referred to as "BFC"), and FIRST NATIONAL BANCORP, INC., an Illinois corporation (hereinafter referred to as the "Company").

                                 WITNESSETH:

        WHEREAS, the respective boards of directors of BMO, BFC and the Company have approved this Agreement, providing for the business combination transaction contemplated herein in which the Company will merge with and into either (a) BFC (the "Plan A Merger") or (b) a corporation ("NewCo") to be formed by BMO under the laws of Delaware (the "Plan B Merger"), in either case, in accordance with the terms described in Article I hereof and have determined that either the Plan A Merger or the Plan B Merger is in their best interests and in the best interests of their respective shareholders and stockholders; and

        WHEREAS, as a condition and inducement to BMO's and BFC's willingness to enter into this Agreement, BMO and the Company are entering into immediately after the execution and delivery hereof a share option agreement dated as of the date hereof in the form which is attached hereto as Exhibit A (the "Company Share Option Agreement"), pursuant to which the Company shall grant to BMO concurrently therewith an option to purchase shares of the Company, and BMO and certain shareholders of the Company are entering into a voting agreement dated as of the date hereof in the form which is attached hereto as Exhibit B (the "Voting Agreement"), pursuant to which such shareholders shall, among other things and subject to the conditions set forth therein, agree to vote their shares in favor of the transactions contemplated by this Agreement; and

        WHEREAS, for federal income tax purposes, it is intended that the Plan A Merger and the Plan B Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

        NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, the parties hereto hereby agree as follows:


                                  ARTICLE I

                                 THE MERGER

        The provisions of Sections 1.1 and 1.2 hereof (collectively, the "Plan A Merger Provisions") shall apply to this Agreement and the provisions of Alternate Sections 1.1 and 1.2 (collectively, the
   "Plan B Merger Provisions") shall be disregarded; PROVIDED BMO shall have received the Canadian Tax Ruling (defined in Section 4.19 hereof) prior to the Effective Time (defined in both Section 1.1.1 and Alternate Section 1.1.1 hereof). Otherwise, the Plan A Merger Provisions shall be disregarded and the Plan B Merger Provisions shall apply to this Agreement. In the event the Plan A Merger Provisions apply to this Agreement, (a) all references to the term "Merger" shall mean the merger described in the Plan A Merger Provisions and (b) all references to or provisions relating to NewCo found herein shall be disregarded. In the event the Plan B Merger Provisions apply to this Agreement, (a) all references herein of the term "Merger" shall mean the merger described in the Plan B Merger Provisions, (b) all references herein to BFC (except those contained in Article III hereof) shall be read as references to NewCo, and (c) any reference herein to any portion of Sections 1.1 or 1.2 shall be read as a reference to the corresponding portion of Alternate Sections 1.1 or 1.2.

        SECTION 1.1.   MERGER AND SURVIVING CORPORATION

        Section 1.1.1. Subject to the terms and conditions of this Agreement, the Company shall be merged with and into BFC (which shall be the surviving corporation in the Merger) in accordance with the General Corporation Law of the State of Delaware (hereinafter referred to as "DGCL") and the Business Corporation Act of 1983 of the State of Illinois (hereinafter referred to as "IBCA"). The Merger shall become effective upon the date and time set forth in the articles of merger to be filed with the Secretary of State of Illinois and the certificate of merger to be filed with the Secretary of State of Delaware (collectively, the "Merger Filings"). The time when the Merger shall become effective is hereinafter referred to as the "Effective Time." For purposes hereof, the term "Constituent Corporations" shall mean BFC and the Company and the term "Surviving Corporation" shall mean BFC as the corporation surviving in the Merger.

        Section 1.1.2. At the Effective Time, by virtue of the Merger, the separate existence of the Company shall cease to exist and the Company shall be merged with and into BFC, with BFC being the Surviving Corporation, and all the rights, privileges, powers and franchises, whether of a public or private nature, of each of BFC and the Company, and all property, real, personal and mixed, and all debts due on whatever account, including things in action, and all and every other interest of or belonging to or due to each of BFC and the Company shall be vested in the Surviving Corporation and shall be as effectually the property of the Surviving Corporation as they were of BFC and the Company without further act or deed, and the Surviving Corporation shall thenceforth be responsible and liable for all the debts, liabilities, obligations and duties of each of BFC and the Company, all with the full effect provided for in the DGCL and IBCA. If at any time the Surviving Corporation shall determine or be advised that any further action is necessary or desirable to vest in the Surviving Corporation, according to the terms hereof, title to any property or any rights of the Constituent Corporations or to carry out the purpose of this Agreement, the respective last acting officers and directors of the Company to the extent such persons are available, or the corresponding officers and directors of the Surviving Corporation, as the case may be, shall be authorized to take such action.

        Section 1.1.3. The certificate of incorporation of BFC in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation at and after the Effective Time, until amended in accordance with the provisions thereof and the DGCL. The Surviving Corporation shall be governed by the laws of the State of Delaware.

        Section 1.1.4. The by-laws of BFC in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation at and after the Effective Time, until altered, amended or repealed as provided therein and in the certificate of incorporation of the Surviving Corporation.

        Section 1.1.5. The directors of BFC in office immediately prior to the Effective Time shall be the directors of the Surviving
   Corporation at and after the Effective Time, until their successors are elected or appointed in accordance with the by-laws of the Surviving Corporation.

        Section 1.1.6. The officers of BFC in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time, holding the offices in the Surviving Corporation which they held in BFC immediately prior thereto, until their successors are elected or appointed in accordance with the by-laws of the Surviving Corporation.

        ALTERNATE SECTION 1.1.   MERGER AND SURVIVING CORPORATION.

        Alternate Section 1.1.1. Subject to the terms and conditions of this Agreement, the Company shall be merged with and into NewCo (which shall be the surviving corporation in the Merger) in accordance with the General Corporation Law of the State of Delaware (hereinafter referred to as "DGCL") and the Business Corporation Act of 1983 of the State of Illinois (hereinafter referred to as "IBCA"). The Merger shall become effective upon the date and time set forth in the articles of merger to be filed with the Secretary of State of Illinois and the certificate of merger to be filed with the Secretary of State of Delaware (collectively, the "Merger Filings"). The time when the Merger shall become effective is hereinafter referred to as the "Effective Time." For purposes hereof, the term "Constituent Corporations" shall mean NewCo and the Company and the term "Surviving Corporation" shall mean NewCo as the corporation surviving in the Merger.

        Alternate Section 1.1.2. At the Effective Time, by virtue of the Merger, the separate existence of the Company shall cease to exist and the Company shall be merged with and into NewCo, with NewCo being the Surviving Corporation, and all the rights, privileges, powers and franchises, whether of a public or private nature, of each of NewCo and the Company, and all property, real, personal and mixed, and all debts due on whatever account, including things in action, and all and every other interest of or belonging to or due to each of NewCo and the Company shall be vested in the Surviving Corporation and shall be as effectually the property of the Surviving Corporation as they were of NewCo and the Company without further act or deed, and the Surviving Corporation shall thenceforth be responsible and liable for all the debts, liabilities, obligations and duties of each of NewCo and the Company, all with the full effect provided for in the DGCL and IBCA. If at any time the Surviving Corporation shall determine or be advised that any further action is necessary or desirable to vest in the Surviving Corporation, according to the terms hereof, title to any property or any rights of the Constituent Corporations or to carry out the purpose of this Agreement, the respective last acting officers and directors of the Company to the extent such persons are available, or the corresponding officers and directors of the Surviving Corporation, as the case may be, shall be authorized to take such action.

        Alternate Section 1.1.3. The certificate of incorporation of NewCo in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation at and after the Effective Time, until amended in accordance with the provisions thereof and the DGCL. The Surviving Corporation shall be governed by the laws of the State of Delaware.

        Alternate Section 1.1.4. The by-laws of NewCo in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation at and after the Effective Time, until altered, amended or repealed as provided therein and in the certificate of incorporation of the Surviving Corporation.

        Alternate Section 1.1.5. The directors of NewCo in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation at and after the Effective Time, until their successors are elected or appointed in accordance with the by-laws of the Surviving Corporation.

        Alternate Section 1.1.6. The officers of NewCo in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time, holding the offices in the Surviving Corporation which they held in NewCo immediately prior thereto, until their successors are elected or appointed in accordance with the by-laws of the Surviving Corporation.

        SECTION 1.2. CONVERSION OF SHARES. Subject to the provisions of this Article I, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the Constituent Corporations shall be converted as follows:

        Section 1.2.1. Each common share, $1.00 par value, of BFC which is issued and outstanding immediately prior to the Effective Time, by virtue of the Merger, shall remain outstanding as one (1) common share, $1.00 par value, of the Surviving Corporation.

        Section 1.2.2. Subject to the provisions of Section 1.5 hereof, each common share, $10.00 par value, of the Company (the "Company Common Shares") issued and outstanding immediately prior to the Effective Time which under the terms of Section 1.4 hereof is to be converted into the right to receive cash, other than Dissenting Company Shares (as hereinafter defined), shall be converted into the right to receive U.S. $72.50 in cash, without interest (the "Per Share Cash Consideration").

        Section 1.2.3. Subject to the provisions of Section 1.5 hereof, each share of Company Common Shares issued and outstanding immediately prior to the Effective Time which under the terms of Section 1.4 hereof is to be converted into BMO Shares (as defined in Section 3.2.1 hereof), other than any Dissenting Company Shares, shall be converted into the right to receive the whole number of BMO Shares equal to U.S. $72.50 divided by the "BMO Share Price." As used herein, the "BMO Share Price" shall mean the average (weighted according to reported daily trading volume on the New York Stock Exchange and rounded to the nearest $.01) of the closing prices of the BMO Shares on the ten (10) trading days immediately prior to the fourth (4th) calendar day preceding the Closing that BMO Shares are traded on the New York Stock Exchange (the "Per Share Stock Consideration").

        Section 1.2.4. Each outstanding share of Company Common Shares as to which a written demand for payment is filed in accordance with
   Section 11.70 of IBCA at or prior to the Meeting (as such term is defined in Section 4.2 hereof) and not withdrawn at or prior to the Meeting and which is not voted in favor of the Merger shall not be converted into or represent a right to receive BMO Shares or cash hereunder unless and until the holder thereof shall have failed to perfect, or shall have effectively withdrawn or lost his or her right to dissent and obtain payment for his or her Company Common Shares under said Section 11.70, at which time his or her shares shall either be converted into BMO Shares or cash as set forth in Sections 1.2.2 or
   1.2.3 hereof in accordance with Section 1.4 hereof. All such shares of Company Common Shares as to which such a written demand for payment is so filed and not withdrawn at or prior to the Meeting and which are not voted in favor of the Merger, except any such shares of Company Common Shares the holder of which, prior to the Effective Time, shall have effectively withdrawn or lost his or her right to dissent and obtain payment for his or her shares of Company Common Shares under said Section 11.70, are hereinafter referred to as "Dissenting Company Shares." The Company shall give BMO prompt notice upon receipt by the Company of any written demands for payment, withdrawal of such demands, and any other written communications delivered to the Company pursuant to said Section 11.70 and the Company shall give BMO the opportunity to direct all negotiations and proceedings with respect to such demands. The Company shall not voluntarily make any payment with respect to any demands for payment and shall not, except with the prior written consent of BMO, settle or offer to settle any such demands. Each holder of Company Common Shares who becomes entitled, pursuant to the provisions of said Section 11.70, to payment for his or her shares of Company Common Shares under the provisions of said
   Section 11.70 shall receive payment therefor from the Surviving Corporation and such shares of Company Common Shares shall be cancelled.

        Section 1.2.5. Each of the shares of the Company held by BMO or any of its wholly-owned subsidiaries or the Company or any of its wholly-owned subsidiaries, other than shares held by BMO or any of its wholly owned subsidiaries or the Company or any of its wholly-owned subsidiaries in a fiduciary capacity or as a result of debts previously contracted, shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

        Section 1.2.6. Notwithstanding any other provisions of this Agreement, each holder of shares of Company Common Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of BMO Shares (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of BMO Shares multiplied by the BMO Share Price. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

        Section 1.2.7. At the Effective Time, the share transfer books of the Company shall be closed as to the holders of shares of the Company immediately prior to the Effective Time and no transfer of shares of the Company by any such holder shall thereafter be made or recognized. Any other provision of this Agreement notwithstanding, neither BMO, the Company, BFC, Surviving Corporation nor the exchange agent selected by BMO and reasonably acceptable to the Company (the "Exchange Agent") shall be liable to a holder of Company Common Shares for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

        Section 1.2.8. At the Effective Time, in consideration for the issuance by BMO of BMO Shares and any payment by BMO of cash to the holders of Company Common Shares, the Surviving Corporation shall issue to BMO a number of shares of newly issued, fully-paid and non-assessable common capital stock, $1.00 par value, of the Surviving Corporation, which shares shall have a fair market value equal to the aggregate fair market value of the Company Common Shares outstanding as of immediately prior to the Effective Time and which shall also equal the aggregate value of the BMO Shares and cash paid by BMO to the holders of the Company Common Shares.

        ALTERNATE SECTION 1.2.   CONVERSION OF SHARES.  Subject to the
   provisions of this Article I, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the Constituent Corporations shall be converted as follows:

        Alternate Section 1.2.1. Each share of common stock of NewCo, $1.00 par value, issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully-paid and non-assessable share of preferred stock, $1.00 par value, of the Surviving Corporation with a redemption amount equal to $1.00.

        Alternate Section 1.2.2. Subject to the provisions of Section 1.5 hereof, each common share, $10.00 par value, of the Company (the "Company Common Shares") issued and outstanding immediately prior to the Effective Time which under the terms of Section 1.4 hereof is to be converted into the right to receive cash, other than Dissenting Company Shares (as hereinafter defined), shall be converted into the right to receive U.S. $72.50 in cash, without interest (the "Per Share Cash Consideration").

        Alternate Section 1.2.3. Subject to the provisions of Section 1.5 hereof, each share of Company Common Shares issued and outstanding immediately prior to the Effective Time which under the terms of
   Section 1.4 hereof is to be converted into BMO Shares (as defined in Section 3.2.1 hereof), other than any Dissenting Company Shares, shall be converted into the right to receive the whole number of BMO Shares equal to U.S. $72.50 divided by the "BMO Share Price." As used herein, the "BMO Share Price" shall mean the average (weighted according to reported daily trading volume on the New York Stock Exchange and rounded to the nearest $.01) of the closing prices of the BMO Shares on the ten (10) trading days immediately prior to the fourth (4th) day preceding the Closing that BMO Shares are traded on the New York Stock Exchange (the "Per Share Stock Consideration").

        Alternate Section 1.2.4. Each outstanding share of Company Common Shares as to which a written demand for payment is filed in accordance with Section 11.70 of IBCA at or prior to the Meeting (as such term is defined in Section 4.2 hereof) and not withdrawn at or prior to the Meeting and which is not voted in favor of the Merger shall not be converted into or represent a right to receive BMO Shares or cash hereunder unless and until the holder thereof shall have failed to perfect, or shall have effectively withdrawn or lost his or her right to dissent and obtain payment for his or her Company Common Shares under said Section 11.70, at which time his or her shares shall either be converted into BMO Shares or cash as set forth in Alternate Sections 1.2.2 or 1.2.3 hereof in accordance with Section 1.4 hereof. All such shares of Company Common Shares as to which such a written demand for payment is so filed and not withdrawn at or prior to the Meeting and which are not voted in favor of the Merger, except any such shares of Company Common Shares the holder of which, prior to the Effective Time, shall have effectively withdrawn or lost his or her right to dissent and obtain payment for his or her shares of Company

   Common Shares under said Section 11.70, are hereinafter referred to as "Dissenting Company Shares." The Company shall give BMO prompt notice upon receipt by the Company of any written demands for payment, withdrawal of such demands, and any other written communications delivered to the Company pursuant to said Section 11.70 and the Company shall give BMO the opportunity to direct all negotiations and proceedings with respect to such demands. The Company shall not voluntarily make any payment with respect to any demands for payment and shall not, except with the prior written consent of BMO, settle or offer to settle any such demands. Each holder of Company Common Shares who becomes entitled, pursuant to the provisions of said
   Section 11.70, to payment for his or her shares of Company Common Shares under the provisions of said Section 11.70 shall receive payment therefor from the Surviving Corporation and such shares of Company Common Shares shall be cancelled.

        Alternate Section 1.2.5. Each of the shares of the Company held by BMO or any of its wholly-owned subsidiaries or the Company or any of its wholly-owned subsidiaries, other than shares held by BMO or any of its wholly owned subsidiaries or the Company or any of its wholly-owned subsidiaries in a fiduciary capacity or as a result of debts previously contracted, shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

        Alternate Section 1.2.6. Notwithstanding any other provisions of this Agreement, each holder of shares of Company Common Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of BMO Shares (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of BMO Shares multiplied by the BMO Share Price. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

        Alternate Section 1.2.7. At the Effective Time, the share transfer books of the Company shall be closed as to the holders of shares of the Company immediately prior to the Effective Time and no transfer of shares of the Company by any such holder shall thereafter be made or recognized. Any other provision of this Agreement notwithstanding, neither BMO, the Company, BFC, Surviving Corporation nor the exchange agent selected by BMO and reasonably acceptable to the Company (the "Exchange Agent") shall be liable to a holder of Company Common Shares for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

        Alternate Section 1.2.8. At the Effective Time, in consideration for the issuance by BMO of BMO Shares and any payment by BMO of cash to the holders of Company Common Shares, the Surviving Corporation shall issue to BMO a number of shares of newly issued, fully-paid and non-assessable common capital stock, $1.00 par value, of the Surviving

   Corporation, which shares shall have a fair market value equal to the aggregate fair market value of the Company Common Shares outstanding as of immediately prior to the Effective Time and which shall also equal the aggregate value of the BMO Shares and cash paid by BMO to the holders of the Company Common Shares.

        SECTION 1.3.   ELECTION PROCEDURES.

        Section 1.3.1. An election form (the "Election Form") and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Company Common Shares shall pass, only upon proper delivery of such certificates to the Exchange Agent) in such form as BMO shall reasonably determine shall be mailed together with the proxy and other materials described herein at least twenty (20) business days prior to the Meeting or on such other date as the Company, BMO and BFC shall mutually agree to each holder of record of Company Common Shares as of the record date for the Meeting.

        Section 1.3.2. Each Election Form shall permit the holder to elect to receive (i) only BMO Shares with respect to such holder's Company Common Shares (the "Stock Election Shares"), (ii) only cash with respect to such holder's Company Common Shares (the "Cash Election Shares") or (iii) a combination of cash and BMO Shares comprised of 50% cash and 50% BMO Shares with respect to such holder's Company Common Shares (the "Combination Election Shares").

        Section 1.3.3. Any Company Common Shares with respect to which the holder shall not have submitted to the Exchange Agent a properly completed Election Form on or before 5:00 p.m., Chicago time, on the date of the Meeting (as defined in Section 4.2) (or such other time and date as BMO, BFC, the Company and the Exchange Agent may mutually agree) (the "Election Deadline") shall be deemed to be "No Election Shares."

        Section 1.3.4. BMO shall cause the Exchange Agent to make available one or more Election Forms as may be reasonably requested by all persons who become holders of Company Common Shares between the record date for the Meeting and the close of business on the business day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for the Exchange Agent to perform as specified herein.

        Section 1.3.5. Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed in writing by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked in writing prior to the Election Deadline and no substitute Election Form is delivered timely to the Exchange Agent, the shares of Company Common Shares represented by such Election Form shall become No Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of BMO or the Exchange Agent regarding such matters shall be binding and conclusive. None of BMO, BFC, the Company or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

        SECTION 1.4.   MANNER OF CONVERSION OF COMPANY COMMON SHARES.

        Section 1.4.1. Within five (5) business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon as thereafter as practicable, BMO shall cause the Exchange Agent to effect the allocation among the holders of Company Common Shares of rights to receive BMO Shares and/or cash in the Merger in accordance with the Election Forms and as follows:

             (a) Elections Less Than Share Minimum. If the number of BMO Shares to be issued in exchange for Stock Election Shares and Combination Election Shares is less than the Share Minimum (as defined in Section 1.4.2 hereof), then:

                  (i) all Stock Election Shares shall be converted into the right to receive BMO Shares;

                  (ii) one-half (1/2) of the Combination Election Shares
             shall be converted into the right to receive BMO Shares; with the remainder thereof subject to adjustment as provided in clause (iv) below;

                  (iii) the Exchange Agent shall select first from among the holders of No Election Shares, by random selection, a sufficient number of such holders (the "Share Designees") such that the number of BMO Shares to be issued in exchange for Company Common Shares held by such Share Designees will, when added to the number of BMO Shares to be issued pursuant to clauses (i) and (ii) hereof, equal as closely as practicable (but in no event be less than) the Share Minimum, and all shares of Company Common Shares held by such Share Designees shall be converted into the right to receive BMO Shares; PROVIDED, HOWEVER, that if there are not a sufficient number of Company Common Shares held by the Share Designees described in this clause (iii) such that the BMO Shares to be received pursuant to clauses (i), (ii) and this clause (iii) do not equal or exceed the Share Minimum, then all No Election Shares shall be converted into the right to receive BMO Shares;

                  (iv) and then (if necessary), the Exchange Agent shall select from each of the holders of Combination Election

             Shares, proportionately, a sufficient number of shares of the Company Common Shares held by such holders and not converted into the right to receive BMO Shares pursuant to clause (ii) above that will, when added to the number of BMO Shares to be issued pursuant to clauses (i), (ii) and (iii) hereof, equal as closely as practicable (but in no event be less than) the Share Minimum, and all such shares of Company Common Shares held by such holders shall be converted into the right to receive BMO Shares; PROVIDED, HOWEVER, that if there are not a sufficient number of Company Common Shares held by the holders of Combination Election Shares which after giving effect to clause (ii) hereof have not been converted into the right to receive BMO Shares such that the BMO Shares to be issued pursuant to clauses (i), (ii) and
             (iii) and this clause (iv) do not equal or exceed the Share Minimum, then all Combination Election Shares not yet converted into the right to receive BMO Shares shall be converted into the right to receive BMO Shares;

                  (v) and then (if necessary), the Exchange Agent shall select from among the holders of Cash Election Shares, by random selection, a sufficient number of such holders (also "Share Designees") such that the number of BMO Shares received in exchange for Company Common Shares held by such Share Designees will, when added to the number of BMO Shares to be issued pursuant to clauses (i), (ii), (iii) and (iv) hereof, equal as closely as practicable (but in no event be less than) the Share Minimum, and all shares of Company Common Shares held by such Share Designees shall be converted into the right to receive BMO Shares; and

                  (vi) the Cash Election Shares and the No Election
             Shares not held by the Share Designees shall be converted into the right to receive cash and the Combination Election Shares remaining after the conversion referred to in clauses
             (ii) and (iv) hereinabove shall be converted into the right to receive cash.

             (b) Elections Equal to or Greater Than Share Minimum. If the number of BMO Shares to be issued in exchange for Stock Election Shares and Combination Election Shares is equal to or greater than the Share Minimum, then all Stock Election Shares shall be converted into the right to receive BMO Shares, all Cash Election Shares and No Election Shares shall be converted into the right to receive cash and all Combination Election Shares shall be converted into the right to receive cash and BMO Shares in the proportion set forth in Section 1.3.2 herein.

        Section 1.4.2. For purposes of this Section 1.4, (a) the holders of any shares of Dissenting Company Shares shall in no event be classified as Share Designees, (b) the random selection process, referred to above, to be used by the Exchange Agent shall consist of such procedures as shall be mutually determined by BMO, BFC and the Company, and (c) "Share Minimum" means that number of BMO Shares, priced by averaging the high and low sales price of a BMO Share on the day of the Effective Time as reported on the New York Stock Exchange, required to comprise at least fifty percent (50%) of the aggregate value of the merger consideration received by shareholders of the Company for their Company Common Shares. For this purpose, cash and other property exchanged, or reasonably expected to be exchanged, for Company Common Shares surrendered by the dissenters, paid, or reasonably expected to be paid, in lieu of receipt of fractional shares by shareholders of the Company and otherwise paid, or reasonably expected to be paid, to shareholders of the Company, in exchange for Company Common Shares, shall be treated as merger consideration.

        SECTION 1.5. ADJUSTMENTS FOR DILUTION AND OTHER MATTERS. If prior to the Effective Time, the Company shall declare a share dividend or distribution upon or subdivide, split up, reclassify or combine the Company Common Shares, or declare a dividend, or make a distribution, on the Company Common Shares in any security convertible into Company Common Shares (provided that no such action may be taken by the Company without BMO's prior written consent as so provided in
   Section 2.18 hereof), appropriate adjustment or adjustments will be made to the Per Share Cash Consideration, the Per Share Stock Consideration and the Share Minimum. If at the Effective Time the Company shall have outstanding more shares of Company Common Shares than are contemplated to be outstanding by the representation and warranty contained in Section 2.2 hereof (other than as a result of the Common Company Share Option Agreement), then, at BMO's election and notwithstanding other provisions hereof, and without limiting any of its other rights hereunder, the Per Share Cash Consideration and the Per Share Stock Consideration shall be appropriately adjusted downward. If at the Effective Time the Company shall have outstanding more Company Common Shares than are contemplated to be outstanding by the representation and warranty contained in Section 2.2 hereof, then, at BMO's or the Company's election and notwithstanding any other provisions hereof, and without limiting either party's other rights hereunder, the Share Minimum shall be appropriately adjusted upward.

        SECTION 1.6. CONVERSION OF DISSENTING COMPANY SHARES. If prior to the Effective Time any holder of the Company Common Shares shall fail to perfect, or shall effectively withdraw or lose, his or her right to dissent and obtain payment for his or her shares of Dissenting Company Shares under Section 11.70 of IBCA, the Dissenting Company Shares of such holder shall be treated for purposes of this
   Article I like any other shares of outstanding Company Common Shares. If after the Effective Time any holder of Company Common Shares shall fail to perfect, or shall effectively withdraw or lose, his or her right to dissent and obtain payment for his or her Company Common Shares under Section 11.70 of the IBCA each Company Common Share of such holder shall be treated as a No Election Share and converted into the right to receive cash or BMO Shares pursuant to the election procedures of this Article I and in accordance with the procedures, and subject to the conditions, set forth in Section 1.7 hereof.

        SECTION 1.7.   EXCHANGE PROCEDURE.

        Section 1.7.1. Upon the latest to occur of the Effective Time and the completion of the allocation procedure set forth in Section 1.4 hereof, BMO shall issue and pay to the Exchange Agent the number of shares of BMO Shares issuable pursuant to the Merger and the amount of cash payable pursuant to the Merger. The Exchange Agent shall not issue or pay BMO Shares or cash payable with respect to the Company Common Shares to any shareholder of the Company unless and until share certificates and required transmittal materials pursuant to this
   Article I have been received from such shareholder in proper form by the Exchange Agent. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to BMO Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

        Section 1.7.2. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Shares, a certificate or certificates representing the number of whole shares of BMO Shares, if any, and/or a check representing the amount of cash, if any, into which the Company Common Shares held by such holder were converted to pursuant to the terms of this Article I. In addition, certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 144(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged for certificates representing whole shares of BMO Shares until BMO has received a written agreement from such person as provided in Section 4.12 hereof. If any certificate for shares of BMO Shares, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

        Section 1.7.3. All BMO Shares issued and cash paid upon the surrender for exchange of certificates for Company Common Shares in accordance with the terms of this Article I shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Company Common Shares (including, without limitation, the Company Rights) theretofore represented by such certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions, otherwise permitted under this Agreement, with a record date prior to the Effective Time which may have been declared or made by the Company on such Company Common Shares which remain unpaid at the Effective Time. If, after the Effective Time, certificates representing Company Common Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this
   Article I, except as otherwise provided by law.

        SECTION 1.8. DIVIDENDS. Subject to the effect of applicable laws, following surrender of any such certificate of Company Common Shares, there shall be paid to the holder of the certificates representing whole shares of BMO Shares issued in exchange therefor, without interest, (a) the amount of any cash payable with respect to a fractional share of BMO Shares to which such holder is entitled pursuant to Section 1.2.6 hereof and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of BMO Shares and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of BMO Shares.

        SECTION 1.9. WITHHOLDING RIGHTS. BMO or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Shares such amounts as BMO or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by BMO or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Shares in respect to which such deduction and withholding was made by BMO or the Exchange Agent.

        SECTION 1.10. TAX AND ACCOUNTING CONSEQUENCE. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopted this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.


                                 ARTICLE II

         REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY

        The Company delivered on the date hereof as an appendix to this Agreement a disclosure statement (the "Disclosure Statement") setting forth the items of disclosure required by this Agreement in order to cause the representations and warranties contained herein to be true and correct, referencing, in each case, the specific section of this Agreement requiring such item of disclosure. The Disclosure Statement attached hereto as Appendix I is incorporated herein and made a part of this Agreement. The representations and warranties set forth in this Article II are subject to the Disclosure Statement. The Company represents and warrants to and agrees with BMO and BFC as follows:

        SECTION 2.1. ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, with full corporate power and authority to own its property and conduct its business and to enter into and perform this Agreement and the Company Share Option Agreement. The character of the properties owned and leased by the Company and the nature of the business conducted by it do not require that the Company be qualified to do business in any other state or jurisdiction.

        SECTION 2.2.   COMPANY SHARES.

        Section 2.2.1. The authorized shares of the Company consist of 10,000,000, $10 par value, Company Common Shares, and 1,000,000 preferred shares, no par value (the "Company Preferred Shares"), of which (a) 3,037,955 shares of Company Common Shares are issued and outstanding and 1,360 shares of Company Common Shares are held in the Company's treasury, and (b) no shares of Company Preferred Shares are issued and outstanding or held in the Company's treasury or reserved for issuance upon exercise of outstanding share options or otherwise, except for issuance upon exercise of the rights (the "Company Rights") distributed to holders of Company Common Shares pursuant to a rights agreement dated November 14, 1996 between the Company and Harris Trust and Savings Bank, as rights agent (the "Company Rights Agreement"). The Company has no other authorized shares of any class, series, designation or description.

        Section 2.2.2. All of the issued and outstanding shares of Company Common Shares are validly issued, fully paid and non-assessable, were not issued in violation of the preemptive rights of any person, and were issued in full compliance with all applicable laws.

        Section 2.2.3. Except for the Company Share Option Agreement and the Company Rights Agreement, there are no outstanding warrants, options, subscriptions, contracts, rights or other arrangements or commitments obligating the Company to issue any additional shares of Company Common Shares or any other shares of the Company, nor are there any securities, debts, obligations or rights outstanding which are convertible into or exchangeable for Company Common Shares or any other shares of the Company. Except for the Company Rights Agreement, there are no outstanding contracts, rights or other arrangements or commitments which would obligate the Company to purchase or redeem or otherwise acquire any Company Common Shares or any other equity security.

        Section 2.3.   Company Subsidiaries.

        Section 2.3.1. Schedule 2.3.1 of the Disclosure Statement contains a list of each corporation, partnership, limited liability company, joint venture or other entity in which the Company has a direct or indirect equity ownership which exceeds five percent (5%) of any class of voting equity or fifteen percent (15%) of total equity, together with a description of the amount and type of equity interest in question. Such schedule separately identifies each corporation, partnership, limited liability company and other entity which is a Company Subsidiary and describes the legal nature of each Company Subsidiary, and the percentage equity ownership of the Company or any Company Subsidiary in each Company Subsidiary. As used herein, "Company Subsidiary" shall mean any corporation or other entity of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the board of directors of such corporation or similar governing body in the case of a non-corporation (irrespective of whether or not, at the time, stock or other equity interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency which has not occurred) is at the time directly or indirectly owned by the Company or by one or more of the Company Subsidiaries. No entity shall be deemed a Company Subsidiary or be required to be disclosed under the first sentence of this
   Section 2.3.1 solely because the Company or a Company Subsidiary holds a security interest in or upon an equity interest in such entity or if the equity interest in question is held by the Company or a Company Subsidiary as trustee, executor or in a similar representative capacity or as agent or nominee for a third party. Schedule 2.3.1 of the Disclosure Statement also contains a description of the capitalization of each of the Company Subsidiaries (including, without limitation, a listing of the authorized, issued and outstanding shares of each Company Subsidiary). All of the equity or similar interests of each Company Subsidiary is owned of record and beneficially by the Company or another Company Subsidiary free of all liens and encumbrances.

        Section 2.3.2. Each of the Company Subsidiaries which is a bank is duly organized, validly existing and in good standing as a national banking association under the laws of the United States. Each of the Company Subsidiaries which is not a bank is duly organized, validly existing and in good standing under the laws of its state of incorporation or organization. All of the Company Subsidiaries have full corporate or similar power and authority to own or lease their properties and carry on their businesses as now being conducted. Each Company Subsidiary is qualified to do business in each state where the character and location of its properties or the nature of the business conducted by it requires qualification. All necessary regulatory approvals for the acquisition and ownership by the Company of the equity or similar interests of each of the Company Subsidiaries have been obtained by the Company, all of which are in full force and effect and no suspension or cancellation of any of which is threatened.

        Section 2.3.3. All shares of each of the Company Subsidiaries are validly issued, fully paid and non-assessable, were not issued in violation of the preemptive rights of any person, and were issued in full compliance with all applicable laws.

        Section 2.3.4. There are no outstanding warrants, options, subscriptions, contracts, rights or other arrangements or commitments obligating any Company Subsidiary to issue any additional shares or other securities, nor are there any securities, debts, obligations or rights outstanding which are convertible into or exchangeable for its shares or other securities. There are no outstanding contracts, rights or other arrangements or commitments which would obligate any Company Subsidiary to purchase or redeem or otherwise acquire any of its shares or any other security.

        SECTION 2.4. CORPORATE AUTHORIZATION. The execution, delivery and performance of this Agreement and the Company Share Option Agreement by the Company have been duly and validly authorized and approved by the board of directors of the Company and do not and will not violate or conflict with the articles of incorporation or by-laws of the Company or any Company Subsidiary and will not create any lien or encumbrance and do not and will not violate or conflict with or result in any material default, any acceleration of required performance or any loss of a material benefit under any note, bond, mortgage, indenture, lease, franchise, license, permit, approval, contract, agreement or other instrument or document or any order, writ, injunction, decree, judgment, statute, rule or regulation to which the Company or any Company Subsidiary is a party or subject or by which the Company or any Company Subsidiary is bound. No consent of any third party (other than the regulatory approvals referred to in Section 4.1 hereof and the shareholders approval referred to in
   Section 4.2 hereof) is necessary to enable the Company to perform its obligations under this Agreement. The requisite vote of the shareholders of the Company to approve and adopt this Agreement, as required by applicable law, is a vote in favor of such approval and adoption by the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding Company Common Shares entitled to vote thereon, voting as a single class.

        SECTION 2.5.   FINANCIAL STATEMENTS PREVIOUSLY DELIVERED.

        Section 2.5.1. The Company has furnished BMO with copies of the following financial statements:

             (a) Audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 1998, 1999 and 2000, and the related audited consolidated statements of income, changes in shareholders' equity and cash flows for each of the calendar years ended December 31, 1998, 1999 and 2000, together with the notes thereto, accompanied by the unqualified reports thereon of Crowe, Chizek and Company LLP, certified public accountants;

             (b) Reports of condition of each Company Subsidiary which is a bank as of December 31, 1998, 1999 and 2000, together with the related reports of income for the periods then ended, as included in the call reports of each Company Subsidiary as of said dates filed with any bank regulatory authority.

        Section 2.5.2. Each of the financial statements referred to in
   Section 2.5.1(a) has been prepared in accordance with generally accepted accounting principles and practices consistently applied. Each of the financial statements referred to in Section 2.5.1(b) has been prepared in accordance with the applicable regulations and standards of the bank regulatory authority with which said financial statement was filed. Each of the financial statements referred to in
   Section 2.5.1 is true, correct and complete in all material respects and presents fairly the financial condition of the Company and the Company Subsidiaries on a consolidated basis, or, as the case may be, the financial condition of a Company Subsidiary, as of the date thereof or, as the case may be, the results of operations (on a consolidated basis, if applicable) for the period covered thereby.

        SECTION 2.6.   FINANCIAL STATEMENTS TO BE DELIVERED.

        Section 2.6.1. As soon as available, the Company will furnish BMO with copies of the following financial statements:

             (a) All financial statements of the Company or any Company Subsidiary as of any date, or for any period ending, after December 31, 2000, which shall be issued or distributed to shareholders, directors or management of the Company or any Company Subsidiary prior to the Effective Time; and

             (b) Each call report of each Company Subsidiary which is a bank filed prior to the Effective Time with any bank regulatory authority for any period ending after December 31, 2000.

        Section 2.6.2. With respect to the financial statements furnished pursuant to Section 2.6.1(a), each of them will have been prepared in accordance with the Company's customary past practices consistently applied. With respect to the financial statements contained in the call reports furnished pursuant to Section 2.6.1(b), each of them will have been prepared in accordance with the applicable regulations and standards of the bank regulatory authority with which said financial statements were filed. With respect to quarterly financial statements as filed on Form 10-Q with the SEC, each of them will be true, correct and complete in all material respects and will fairly present the financial condition of the Company and the Company Subsidiaries on a consolidated basis, or, as the case may be, the financial condition of a Company Subsidiary, as of the date thereof or, as the case may be, the results of operations (on a consolidated basis, if applicable) for the period covered thereby.

        SECTION 2.7.   DOCUMENTS OTHER THAN FINANCIAL STATEMENTS
   PREVIOUSLY DELIVERED. The Company has delivered to BMO true, correct and complete copies of the following documents:

             (a) The articles of incorporation and by-laws of the Company;

             (b) The certificate of incorporation, articles of incorporation, charter or articles of association, as the case may be, and by-laws, operating agreement, partnership agreement, or joint venture agreement of each Company Subsidiary; and

             (c) All contracts, agreements, instruments, leases, licenses, plans, arrangements and other documents to which the Company or any Company Subsidiary is a party or subject and which are described or referred to in the Disclosure Statement.

        SECTION 2.8. UNDISCLOSED LIABILITIES. Except for the liabilities reflected on the audited consolidated balance sheet of the Company as of December 31, 2000 referred to in Section 2.5.1(a) hereof (the "2000 Balance Sheet") or routinely incurred in customary amounts in the ordinary course of business since December 31, 2000, and except for obligations of continued performance under any contracts, agreements, instruments, leases and other arrangements disclosed in
   Schedule 2.13 of the Disclosure Statement, or entered into in the ordinary course of business, neither the Company nor any Company Subsidiary has any liabilities of any nature, whether accrued, absolute, contingent or otherwise of a character required to be disclosed (whether in such financial statements or by footnote) in audited financial statements prepared in accordance with generally accepted accounting principles.

        SECTION 2.9.   TITLE TO PROPERTIES; LEASES; VIOLATIONS;
   ENVIRONMENTAL MATTERS.

        Section 2.9.1. All real property used or owned by the Company or any Company Subsidiary is described in Schedule 2.9.1 of the Disclosure Statement. Without limiting any other provision of this Agreement, each of the Company and the Company Subsidiaries is the owner of good and marketable title to all real property and good title to all other property and assets, tangible and intangible, which it claims or otherwise purports to own (including, without limitation, all of its assets reflected on the 2000 Balance Sheet or purported to have been acquired by it since the date thereof), free and clear of any mortgages, liens, pledges, security interests, licenses, charges, restrictions on use or transfer or other encumbrances, except for
   (a) in the case of the Company Subsidiaries which are banks, pledges and liens given to secure deposits and other banking liabilities arising in the ordinary course of business, (b) liens for current taxes not yet due and payable, (c) properties, interests and assets sold or otherwise disposed of after December 31, 2000, in the ordinary course of business, (d) as to real estate, imperfections of title and easements and encumbrances, if any, that do not materially detract from the value of the respective assets subject thereto or interfere with the current use thereof and that do not materially impair the operations of the Company or any of the Company Subsidiaries as currently conducted, and (e) as to property acquired by Company Subsidiaries which are banks in satisfaction of debts previously contracted, liens (including tax liens whether or not past due) and matters described in clause (d) hereof whether or not they would materially detract from the value of the property in question.

        Section 2.9.2. Each lease under which the Company or any Company Subsidiary is the lessee of any real or personal property is in full force and effect, and the lessee under each such lease has been in peaceable possession of the property covered thereby since the commencement of the original term of such lease. No currently effective waiver, indulgence or postponement of the lessee's obligations under any such lease has been granted by the lessor thereunder, or of such lessor's obligations thereunder by such lessee. Neither the lessee nor, to the Company's knowledge, the lessor under each such lease has violated in any material respect any of the terms or conditions thereof, and all of the covenants to be performed by the lessee and, to the Company's knowledge, the lessor under each such lease have been fully performed in all material respects.

        Section 2.9.3. Neither the Company nor any Company Subsidiary has received notice of any violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to its operations or property; to the Company's knowledge, no such violation presently exists; and, with the exception of any property acquired in satisfaction of debts previously contracted and having a book value of $250,000 or less, all buildings and other structures owned, leased, occupied, operated or used by the Company and the Company Subsidiaries, and the use thereof, materially conform to all applicable ordinances, codes and regulations.

        Section 2.9.4. All real property owned or occupied by the Company or any Company Subsidiary is in compliance with all applicable environmental, health and safety laws and regulations, except for such non-compliance as would not have a Material Adverse Effect with respect to the Company, provided that as to property acquired in satisfaction of debts previously contracted the foregoing representation is limited to the Company's knowledge. There are no outstanding citations, notices of violation, or orders of noncompliance issued to the Company or any Company Subsidiary, nor has the Company or any Company Subsidiary been advised that any such citation, notice of violation or order of noncompliance is contemplated, pursuant to any environmental, health or safety law or regulation relating to any such real property owned or occupied by the Company or any Company Subsidiary or relating to any real property no longer owned or occupied by the Company or any Company Subsidiary where the failure to cure the subject of such citation, notice of violation or order of noncompliance could reasonably be expected to have a Material Adverse Effect on the Company. There are no liens against any real property owned or occupied by the Company or any Company Subsidiary imposed pursuant to any environmental, health or safety law or regulation which would have a Material Adverse Effect with respect to the Company.

        SECTION 2.10.  PERMITS AND REGULATION.

        Section 2.10.1 Each of the Company and the Company Subsidiaries holds all material consents, licenses, certificates, permits, authorizations, approvals, franchises and rights required in connection with the ownership and operation of its properties and the carrying on of its business as now being conducted, all of which are now in full force and effect and, to the Company's knowledge, no suspension or cancellation of which is threatened. From the date hereof and until the Effective Time, the Company will, and will cause each Company Subsidiary to, maintain all such consents, licenses, certificates, permits, authorizations, approvals, franchises and rights in full force and effect. Neither the Company nor any Company Subsidiary which is a bank is a party or subject to any agreement with, or directive or order issued by, the Board of Governors of the Federal Reserve System (hereinafter referred to as the "FRB"), the Federal Deposit Insurance Corporation (hereinafter referred to as the "FDIC"), the Comptroller of the Currency, the Office of Banks and Real Estate of the State of Illinois (the "Commissioner") or any other bank regulatory authority, which imposes any restrictions or requirements not applicable generally to bank holding companies (in the case of the Company) or commercial banks (in the case of the Company Subsidiaries which are banks), with respect to the conduct of its business. Each of the Company and the Company Subsidiaries has conducted its business so as to comply in all material respects with all applicable statutes, regulations, ordinances and rules, including (without limitation) applicable banking laws, federal and state securities laws, and laws and regulations concerning minimum capital requirements, truth-in-lending, usury, fair credit reporting, fair lending and equal credit opportunity, currency reporting, community reinvestment, Internal Revenue Service information reporting and back-up withholding, consumer protection, occupational safety, employee benefit plans, environmental matters, fair employment practices and fair labor standards. Since December 31, 1999, neither the Company nor any of the Company Subsidiaries has received from any governmental or regulatory authority any written requirement, recommendation or suggestion of a material nature concerning their capital structure, loan policies or portfolio, or other banking or business practices or procedures that has not been resolved to the reasonable satisfaction of such regulatory authority.

        Section 2.10.2. The Company is duly registered as a bank holding company pursuant to the BHC Act.

        Section 2.10.3. The Company and each Company Subsidiary which is a bank are in full compliance with applicable minimum capital requirements prescribed by the FRB and any other bank regulatory authority having regulatory jurisdiction over the Company or such Company Subsidiary, as the case may be, and each such Company Subsidiary is "well capitalized" within the meaning of such terms as used in Section 38(b) of the Federal Deposit Insurance Act, as amended (the "FDI Act"), and the applicable regulations promulgated thereunder.

        Section 2.10.4. The deposits of each Company Subsidiary which is a bank are insured by the FDIC in accordance with the FDI Act and the rules and regulations of the FDIC adopted thereunder.

        Section 2.10.5. The Company has delivered to BMO to the extent not filed with the United States Securities and Exchange Commission (hereinafter referred to as the "SEC"), (a) the annual reports to the Company's shareholders and quarterly reports to the Company's shareholders after December 31, 1997, (b) the Company's annual reports on Form Y-6 and quarterly reports on Form Y-9 after December 31, 1997, each as filed with the FRB, (c) each call report of condition and income filed by the Company and each Company Subsidiary which is a bank with any bank supervisory authority after December 31, 1997, (d) all other reports or registration statements filed by the Company or any Company Subsidiary with the SEC or the FRB after December 31, 1997 and (e) all other documents incorporated by reference in whole or in part in the foregoing (the documents referred to in (a) through (e), including all amendments and supplements thereto and all financial statements and notes contained therein together with all Reports filed on Forms 10-K and 10-Q and all proxy statements (collectively, the "Company Reports"). The Company Reports, as of the respective times of filing thereof with the SEC, the FRB or any other regulatory authority, as the case may be, complied as to form and substance with all material requirements of the laws, rules and regulations applicable thereto and did not include any untrue or misleading statement of or with respect to a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Since December 31, 1997, the Company and each of the Company Subsidiaries have filed all Company Reports, registration statements and other documents required to be filed by each of them with the SEC, the FRB or any other regulatory authority in accordance with all material requirements of the laws, rules and regulations applicable thereto except where the failure to so file such reports and registration statements will not have a Material Adverse Effect. From and after the date hereof until the Effective Time, concurrently with the filing thereof with any regulatory agency or the mailing thereof to the shareholders of the Company, as the case may be, the Company will deliver to BMO copies of any of the Company Reports not previously filed or mailed as aforesaid prior to the date hereof.

        Section 2.10.6. The Company Common Shares are duly registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (hereinafter referred to as the "Exchange Act"). The Company will promptly furnish upon receipt to BMO copies of any Statements on
   Schedule 13D, 13G, 14B or 14D-1 under the Exchange Act and any amendments to any such statements or forms received by the Company or known by it to have been filed with the SEC on and after the date hereof with respect to the ownership of, or solicitation of proxies in connection with, any of the Company Common Shares.

        SECTION 2.11. LITIGATION. There are no legal, arbitration, quasi-judicial or administrative proceedings of any kind or nature pending or, to the Company's knowledge, threatened against or involving the Company or any of the Company Subsidiaries or any of their respective properties or, to the Company's knowledge, any of the shares of the Company or the equity or similar interests of any of the Company Subsidiaries, which may have a Material Adverse Effect on the Company or the Surviving Corporation, and there has been no material default on the part of the Company or any of the Company Subsidiaries with respect to any judgment, order, writ, injunction, decree, award, rule or regulation issued in any legal, quasi-judicial or administrative proceeding. Schedule 2.11 of the Disclosure Statement sets forth a description of all material litigation, arbitration or quasi-judicial or administrative proceedings to which the Company or any Company Subsidiary was a party at any time since December 31, 1998.

        SECTION 2.12. TAXES. The Company and each of the Company Subsidiaries have duly and timely filed all tax reports and returns required to be filed with any jurisdiction, except for any failure to file as would not have a Material Adverse Effect on the Company. All such reports and returns filed by the Company and the Company Subsidiaries are true, correct, complete and accurate in all material respects and no tax audits or other tax disputes are pending or, to the knowledge of the Company, threatened to occur. The Company and the Company Subsidiaries have duly and timely paid, or established adequate reserves for the payment of, all taxes required to be paid in respect of the periods covered by such returns. The Company and each of the Company Subsidiaries are neither delinquent nor disputing the payment of any corporate income or franchise tax, have not requested any extension of time within which to file any corporate or franchise income tax returns, have not waived or agreed to waive any applicable statute of limitations, and have included on the 2000 Balance Sheet adequate accruals or reserves for the payment of all taxes of the Company and the Company Subsidiaries not yet due. Neither the Company nor any Company Subsidiary is, and has not been at any time, a "United States real property holding corporation" within the meaning of
   Section 897(c)(2) of the Code.

        SECTION 2.13.  CONTRACTS.  Except as otherwise set forth on
   Schedule 2.13 of the Disclosure Statement, neither the Company nor any of the Company Subsidiaries is a party to, subject to or bound by any oral or written (a) employment contract (including, without limitation, any collective bargaining contract or union agreement) which is not terminable by it without penalty or other liability upon thirty (30) or fewer days' notice; (b) employee share option, bonus, deferred compensation, savings, profit sharing, severance pay, pension, retirement or group insurance plan or arrangement or other similar agreement, plan or arrangement; (c) lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee; (d) agreement, contract, instrument or indenture relating to the borrowing of money by the Company or any of the Company Subsidiaries other than short term borrowings by Company Subsidiaries which are banks made in the ordinary course of business;
   (e) guaranty of any obligation for borrowed money or otherwise, excluding (in the case of the Company Subsidiaries which are banks) endorsements made for collection and guarantees made in the ordinary course of business; (f) management or consulting agreement or other similar agreement or arrangement; (g) agreement with any present or former officer, director or shareholder of the Company or any Company Subsidiary, other than agreements entered into with such persons in the ordinary course of business in their capacity as customers of a Company Subsidiary which is a bank; or (h) other contract, agreement or commitment, other than this Agreement and the Company Share Option Agreement, which is material to its business, operations, property, prospects or assets or to its condition, financial or otherwise, or which involves payments by or to it of more than a total of $100,000 in any one (1) year period, except (in the case of the Company Subsidiaries which are banks) for loan agreements between such Company Subsidiary and third parties involving commitments on the part of such Company Subsidiary to lend money in customary amounts in the ordinary course of such Company Subsidiary's business and letters of credit in customary amounts issued by a Company Subsidiary which is a bank to third parties in the ordinary course of such Company Subsidiary's business. Each of the Company and the Company Subsidiaries has performed all material obligations heretofore required to be performed by it and is not in material default under, nor has it received notice of a material default under, any outstanding indenture, mortgage, deed of trust, contract, agreement, lease, license, instrument or other arrangement to which it is a party or subject or by which it is bound or under any provision of its certificate of incorporation, articles of incorporation, charter or articles of association, as the case may be, or by-laws.

        SECTION 2.14. INSURANCE. Each of the Company and the Company Subsidiaries has in effect the insurance coverage described in
   Schedule 2.14 of the Disclosure Statement, which description contains the name of the insurer, the amount and types of coverage and the risks insured, and such coverage insures against all risks normally insured against by bank holding companies and commercial banks, and is adequate (in amounts, types and risks insured) for the business conducted by it. All of the insurance policies referred to in the Disclosure Statement are in full force and effect, neither the Company nor any of the Company Subsidiaries is in material default under any of such policies, and all material claims in excess of $250,000 under such policies arising during the twelve (12) month period prior to the date of this Agreement have been filed in due and timely fashion, except where the failure to file any such claim in a due and timely fashion would not have a material effect on the viability of such claim.

        SECTION 2.15. REORGANIZATION. Neither the Company nor any of the Company Subsidiaries has taken any action or failed to take any action which action or failure to take action would jeopardize the qualification of the Merger as a reorganization within the meaning of
   Section 368(a) of the Code.

        SECTION 2.16.  EMPLOYEE MATTERS.

        Section 2.16.1. Neither the Company nor any Company Subsidiary is a party to or participates in or has any material liability or contingent liability with respect to:

             (a) Any "employee welfare benefit plan" or "employee pension benefit plan" (as those terms are defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as "ERISA")), including any "multiemployer plan" as defined in Section 3(37) of ERISA); or

             (b) Any retirement or deferred compensation plan, incentive compensation plan, share option plan, share plan, share appreciation rights plan, phantom share plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements (hereinafter referred to collectively as "fringe benefit arrangements") for any employee, officer, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA).

        Section 2.16.2. A true and correct copy of each of the plans, arrangements and agreements listed in the Disclosure Statement, and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements, each as in effect on the date hereof, has been delivered to BMO by the Company as part of
   Schedule 2.16.2 of the Disclosure Statement. In the case of any plan, arrangement or agreement which is not in written form, the Company has provided BMO with an accurate written description of such plan, arrangement or agreement as in effect on the date hereof. A true and correct copy of the most recent annual report, actuarial report, summary plan description and Internal Revenue Service determination letter with respect to each such plan or arrangement, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded plan arrangement or agreement has been provided to BMO by the Company, and there have been no material adverse changes in the financial condition of the respective plans from that stated in the annual reports and actuarial reports supplied.

        Section 2.16.3. As to all plans, arrangements and agreements listed in the Disclosure Statement:

             (a) All employee benefit plans and fringe benefit arrangements comply with, and to the Company's knowledge have been administered in form and in operation, in all material respects, in compliance with, all requirements of law and regulation applicable thereto, and neither the Company nor any Company Subsidiary has received any notice questioning or challenging such compliance.

             (b) All employee pension benefit plans comply in form and in operation with all applicable requirements of Sections 401(a) and 501(a) of the Code, except where such non-compliance would not result in material liability to such plans, the Company, the Surviving Corporation or any Company Subsidiary; there have been no amendments to such plans which are not the subject of a determination letter issued with respect thereto by the Internal Revenue Service and which would adversely affect the tax qualified status of any such plan; and no event has occurred which will or could give rise to disqualification of any such plan under such Sections or to a material tax liability under
        Section 511 of the Code.

             (c) None of the assets of any employee benefit plan are invested in employer securities or employer real property.

             (d) There have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any employee benefit plan maintained by either the Company or any Company Subsidiary and for which the Company, the Surviving Corporation or any Company Subsidiary could be liable and neither the Company nor any Company Subsidiary has engaged in any prohibited transaction with respect to any employee benefit plan maintained by the Company or any Company Subsidiary.

             (e) As to any employee pension benefit plan which is subject to Title IV of ERISA, there have been no "reportable events" for which reporting is not waived (as described in Section 4043 of ERISA), and no steps have been taken to terminate any such plan.

             (f) There have been no acts or omissions by the Company or any Company Subsidiary which have given rise to or may give rise to any material fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code, for which the Company, the Surviving Corporation or any Company Subsidiary may be liable.

             (g) None of the payments contemplated by such plans, arrangements and agreements would, in the aggregate, constitute excess parachute payments as defined in Section 280G of the Code.

             (h) All group health plans of the Company and the Company Subsidiaries (including any plans of current and former affiliates of the Company or any Company Subsidiary which must be taken into account under Section 4980B of the Code or Section 601 of ERISA) have been operated in material compliance with the group health plan continuation coverage requirements of
        Section 4980B of the Code and Section 601 of ERISA to the extent such requirements are applicable.

        Section 2.16.4. No employees of the Company or any of the Company Subsidiaries are members of a collective bargaining unit of the Company or any of the Company Subsidiaries, and there have not been any, and to the Company's knowledge there are no threatened or contemplated, attempts to organize for collective bargaining purposes any of the employees of the Company or any of the Company Subsidiaries.

        SECTION 2.17. CONDUCT OF BUSINESS SINCE DECEMBER 31, 2000. As of the date hereof, since December 31, 2000, neither the Company nor any Company Subsidiary has: (a) experienced any change in financial condition, assets, liabilities or business, except for changes in the ordinary course of business which, taken as a whole, have not created a Material Adverse Effect on the Company; (b) except (in the case of the Company) as contemplated by this Agreement and the Company Share Option Agreement, conducted its business or entered into any transaction otherwise than in the ordinary course of business, or incurred or become subject to any liabilities or obligations except liabilities routinely incurred in the ordinary course of business in customary amounts (indebtedness, other than deposits accepted by Company Subsidiaries which are banks in the ordinary course of their business, maturing more than one (1) year after its creation is not for purposes of this Agreement considered as being in the "ordinary course"); (c) sold or otherwise disposed of any of its investment securities which has not been accurately reflected in the financial statements of the Company or otherwise been in the ordinary course of business consistent with past practice; (d) mortgaged, pledged, or subjected to lien, charge or other encumbrance any of its assets, or sold or transferred any of such assets (other than its investment securities), except in the ordinary course of business; (e) issued, agreed to issue or sold any of its shares (whether authorized and unissued or held in the treasury) or debt obligations (other than deposits accepted by a Company Subsidiary which is a bank in the ordinary course of its business); (f) except (in the case of the Company) as contemplated by the Company Share Option Agreement, granted any options, warrants or other rights for the purchase or sale of its shares; (g) directly or indirectly purchased, redeemed or otherwise acquired or agreed to purchase, redeem or otherwise acquire any of its shares; (h) suffered the filing, or became aware of any basis for the institution of, any action, suit, proceeding or investigation, which might have a Material Adverse Effect on the Company; (i) declared, agreed to declare, set apart for payment or paid any dividend or made any other distribution in respect of any of its shares, except in the ordinary course of business in accordance with practices; or (j) except (in the case of the Company) as contemplated by this Agreement and the Company Share Option Agreement, entered into any other transaction other than in the ordinary course of business.

        SECTION 2.18. CONDUCT OF BUSINESS PENDING MERGER. From and after the date hereof and until the Effective Time, except with the prior written consent of BMO and as contemplated by this Agreement or the Company Share Option Agreement, each of the Company and the Company Subsidiaries will: (a) maintain its property and assets in their present state of repair, order and condition, reasonable wear and tear and damage by fire or other casualty fully covered by insurance excepted; (b) maintain its books, accounts and records in accordance with generally accepted accounting principles and practices applied on a basis consistent with the audited financial statements of the Company and the Company Subsidiaries referred to in Section 2.5.1 hereof; (c) comply in all material respects with all laws applicable to the conduct of its business; (d) conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted and in all cases consistent with prudent banking practices, and not make any purchase or sale, except in a manner consistent with prior practice other than pursuant to existing agreements heretofore disclosed to BMO; (e) make no change in its certificate of incorporation, articles of incorporation, charter or articles of association, as the case may be, or by-laws, except as required or otherwise permitted hereunder; (f) maintain and keep in full force and effect in all material respects all fire and other insurance on property and assets, all liability insurance, and all bonds on personnel, presently carried by it; (g) except as is consistent with past practices, not sell or otherwise dispose of any of its investment securities; (h) not sell, mortgage, subject to lien, pledge or encumber or otherwise dispose of any of its property and assets otherwise than in the ordinary course of business; (i) not redeem or otherwise acquire or agree to redeem or otherwise acquire any of its shares; (j) except, in the case of the Company, as contemplated by the Company Share Option Agreement, make no change in the number of its shares issued and outstanding, and grant no option, warrant or similar right relating to any of its shares; (k) use all reasonable efforts to preserve its business organization intact, to keep available the services of its present officers and employees and to preserve the goodwill of its customers and others having business relations with it; (l) not enter into any employment contract which is not terminable without penalty or other liability upon thirty (30) or fewer days' notice, except as otherwise required or permitted hereunder; (m) not declare or pay any dividend nor make any other distribution in respect of any of its shares, except regular quarterly dividends in amounts determined in accordance with past practice and dividends for any stub quarter, determined substantially in accordance with past practice for regular quarterly dividends, concerning any quarter in which the Closing occurs; (n) not make any borrowings, except in the ordinary course of business (indebtedness, other than deposits accepted by a Company Subsidiary which is a bank in the ordinary course of its business, maturing more than one (1) year after its creation is not for purposes of this Agreement considered as being in the "ordinary course"); (o) not purchase or invest in securities or obligations having a maturity of more than three (3) years from the date of purchase if such investment would materially increase the weighted average of the maturities of all investments taken as a whole; (p) not increase the hourly rates of pay of its employees or increase the fixed compensation payable to any of its officers or employees, except pursuant to existing agreements or heretofore disclosed to BMO for such increases which are consistent with past salary review practices; (q) not pay any bonus or commission, except pursuant to existing agreements or heretofore disclosed to BMO in accordance with past practices; (r) not establish or amend any "employee welfare benefit plan," "employee pension benefit plan," or "fringe benefit arrangements," referred to in Section 2.16 hereof, or any other plan or arrangement of a similar nature, except as required by law; (s) not extend credit or make advances in excess of $50,000 as to any customer of a Company Subsidiary which is a bank who is listed on such Company Subsidiary's problem or watch list or who has any outstanding loan, advance or other credit which is in default of payment of principal or interest or otherwise in material default, has been placed on non-accrual status or has been classified by such Company Subsidiary's examiners (regulatory or internal) as among "Other Loans Specifically Mentioned," or as "Substandard," "Doubtful" or "Loss;" except pursuant to commitments in place prior to the time the customer's loans first attained one of the foregoing statuses or otherwise to the extent believed in good faith to be reasonably necessary to prevent or mitigate a loss (t) not make any tax election or take any other action which could affect the federal, state, county or local tax liability of the Company or any Company Subsidiary; and
   (u) not take any action in anticipation of the Merger which may have a Material Adverse Effect on BMO, BFC or the Surviving Corporation.

        SECTION 2.19.  LOANS.

        Section 2.19.1. The allowance for loan losses reflected on the 2000 Balance Sheet was, and such allowance reflected on each consolidated balance sheet of the Company and the Company Subsidiaries as of any date subsequent to the date hereof, which is required to be furnished by the Company to BMO pursuant to Section 2.6.1 hereof will be, in each case as of the date thereof, adequate to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Company and the Company Subsidiaries and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Company and the Company Subsidiaries.

        Section 2.19.2. (a) Each outstanding loan, lease or other extension of credit made by the Company or any of the Company Subsidiaries is a legal, valid and binding obligation, is in full force and effect and is enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or equitable principles limiting the right to obtain specific performance or other similar relief except as would not result in a Material Adverse Effect on the Company; (b) each of the Company and the Company Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; (c) all documents and agreements necessary for the Company or any of the Company Subsidiaries that is a party thereto to enforce such loan, lease or other extension of credit are in existence; (d) no claims, counterclaims, set-off rights or other rights exist, nor do the grounds for any such claim, counterclaim or set off rights exist, which, to the knowledge of Company, would be material in the aggregate, with respect to any such loans, leases or other extensions of credit which could impair the collectibility thereof; and (e) each such loan, lease and extension of credit has been, in all material respects, originated and serviced in accordance with the Company's or any Company Subsidiary's then applicable underwriting guidelines, the terms of the relevant credit documents and agreements and applicable laws and regulations.

        Section 2.19.3. Schedule 2.19.3 of the Disclosure Statement lists all loan commitments of the Company and the Company Subsidiaries outstanding as of the date hereof and exceeding $5,000,000 as to any customer and its affiliates. (a) There are no loans, leases, other extensions of credit or commitments to extend credit of the Company or any of the Company Subsidiaries that have been or, to the Company's knowledge, should have been classified by the Company and the Company Subsidiaries as "Other Assets Especially Mentioned," "Substandard," "Doubtful," "Loss" or any comparable classification and (b) there are no loans due to the Company or any of the Company Subsidiaries as to which any payment of principal, interest or any other amount is thirty
   (30) days or more past due.

        SECTION 2.20. DERIVATIVE TRANSACTIONS. Neither the Company nor any of the Company Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments.

        SECTION 2.21. NO BROKER'S OR FINDER'S FEE. Except for the fees of William Blair & Company previously disclosed to BMO, no agent, broker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or similar payment by the Company or any of the Company Subsidiaries in connection with this Agreement or the Merger.

        SECTION 2.22.  OTHER TAKEOVER PROPOSALS.

        Section 2.22.1. From and after the date hereof and until the Effective Time, the Company and the Company Subsidiaries shall not, and each of them shall not authorize any of its officers, directors, or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a Takeover Proposal (as defined below) or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal (as defined below); PROVIDED, HOWEVER, that nothing contained in this Section 2.22 shall prohibit the Company at any time within forty-five (45) days of the date hereof from furnishing information to, or entering into discussions or negotiations with any person or entity that makes an unsolicited Takeover Proposal that constitutes a Superior Proposal (as defined below) in each case if, and only to the extent that (a) such actions occur at a time prior to approval of the Merger Agreement by the Company's shareholders,
   (b) the board of directors of the Company concludes in good faith, after consultation with outside counsel, that it is required to do so in order to act in a manner consistent with its fiduciary duties to the Company's shareholders under applicable law, and (c) after receiving an unsolicited inquiry of proposal and prior to taking such action, the Company negotiates with and receives from such person or entity an executed confidentiality agreement and an executed standstill agreement, each in reasonably customary form (as determined by the Company in consultation with its outside counsel) (provided that such agreements shall contain terms that are no less restrictive than the terms of any such agreement between BMO and the Company).

        Section 2.22.2. As used in this Agreement, "Takeover Proposal" shall mean any inquiry, proposal or offer from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes twenty percent (20%) or more of the net revenues, net income or the assets of the Company and the Company Subsidiaries, taken as a whole, (x) direct or indirect acquisition or purchase of twenty percent (20%) or more of any class of equity securities of the Company or of twenty percent (20%) or more of any class of equity securities of any of the Company Subsidiaries whose business constitutes twenty percent (20%) or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning twenty percent (20%) or more of any class of equity securities of the Company or any of the Company

   Subsidiaries whose business constitutes twenty percent (20%) or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries whose business constitutes twenty percent (20%) or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, other than the transactions contemplated or permitted by this Agreement and the Company Share Option Agreement. For purposes of this Agreement, "Superior Proposal" means any written Takeover Proposal for or in respect of more than fifty percent (50%) of the combined voting power of the Company Common Shares then outstanding or all or substantially all the assets of the Company and the Company Subsidiaries, taken as a whole, (i) on terms that the board of directors of the Company determines in its good faith judgment (after consultation with its financial advisors, which shall be an investment banking firm of national reputation, and taking into account all the terms and conditions of the Takeover Proposal deemed relevant by such board of directors, including the consideration to be paid pursuant thereto, any break-up fees, expense reimbursement provisions, conditions to consummation, and the ability of the party making such proposal to obtain financing therefor) are more favorable to the Company's shareholders than the Merger, and
   (ii) that constitutes a transaction that, in such board of directors' good faith judgment, after consultation with its legal advisors and its financial advisors, which shall be an investment banking firm of national reputation, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal. As of the date hereof, the Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than BMO with respect to any of the foregoing. The Company will notify BMO immediately if any inquiries or Takeover Proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company.

        Section 2.22.3. Nothing contained in this Section 2.22 shall prohibit the Company from at any time taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the board of directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; PROVIDED, HOWEVER, that, except as expressly permitted by Section 2.22.4 in connection with a Superior Proposal, neither the Company nor its board of directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

        Section 2.22.4.  Except as expressly permitted by this
   Section 2.22, neither the board of directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to BMO, the approval or recommendation by such board of directors or such committee of this Agreement or the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal. Notwithstanding the foregoing, the board of directors of the Company, or any committee thereof, may (subject to the terms of this sentence) (a) withdraw or modify, or propose publicly to withdraw or modify, its approval or recommendation of this Agreement or the Merger or (b) approve or recommend, or propose publicly to approve or recommend, a Superior Proposal, or
   (c) terminate this Agreement in order to enter into an agreement with respect to a Superior Proposal, as provided in Section 9.2.1, if the board of directors of the Company determines in good faith, after consultation with outside counsel, that in light of a Superior Proposal made within forty-five (45) days of the date hereof, it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company's shareholders under applicable law; PROVIDED, HOWEVER, that the Company may not terminate this Agreement pursuant to this Section 2.22.4 or Section 9.2.1(f) unless and until
   (A) five (5) days have elapsed following the delivery to BMO and BFC of a written notice of the determination by the board of directors of the Company to terminate this Agreement and enter into an agreement with respect to a Superior Proposal, which notice shall set forth the material terms and conditions of such Superior Proposal and (B) by 5:00 p.m., Chicago time, on the last day of such five (5) day period, BMO has not submitted an irrevocable written offer to the Company to modify the terms of the transactions contemplated hereby so that the other proposal being considered by the Company no longer constitutes a "Superior Proposal" and the transactions contemplated hereby may be effected on such modified terms, and in such event, any action taken by the board of directors of the Company pursuant to clause (b) of this Section 2.22.4 shall be withdrawn.

        SECTION 2.23. INTELLECTUAL PROPERTY. The Company and the Company Subsidiaries have the unrestricted right and authority, and the Surviving Corporation and the Company Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, servicemarks, software, licenses, know-how, and other proprietary rights as is necessary to enable them to conduct and to continue to conduct all phases of the business of the Company and the Company Subsidiaries in the manner presently conducted by them, and such use, to the Company's knowledge, does not, and will not, conflict with, infringe on or violate any patent, copyright, trademark, service mark, trade name or any other rights of others.

        SECTION 2.24. TAKEOVER LAWS NOT APPLICABLE. The provisions of any state takeover or similar law will not apply to this Agreement, the Company Share Option Agreement, the Voting Agreement, the Merger or the transactions contemplated hereby and thereby. The Company has taken all steps necessary to exempt the transactions contemplated by this Agreement, by the Company Share Option Agreement and by the Voting Agreement, from any applicable charter or contractual provision containing change of control or anti-takeover provisions.

        SECTION 2.25. MATERIAL INTERESTS OF CERTAIN PERSONS. No officer or director of the Company, or to the Company's knowledge any "associate" (as such term is defined in Rule 14a-1 under the Exchange
   Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of the Company Subsidiaries.

        SECTION 2.26. DISCLOSURE. No representation or warranty made herein by the Company and no written statement or certificate given or to be given by the Company or any of the Company Subsidiaries to BMO or BFC pursuant to this Agreement or with respect to the Company or any of the Company Subsidiaries or the transactions contemplated hereunder contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, under the circumstances under which they were made, not misleading.

        SECTION 2.27. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of William Blair & Company dated within ten (10) days of the date of this Agreement to the effect that, as of the date thereof or of this Agreement, the consideration to be received in the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view, and the Company will promptly deliver a copy of such written opinion to BMO.

        SECTION 2.28. COMPANY RIGHTS AGREEMENT. The Company has taken all action necessary or appropriate, in each case so that the execution of this Agreement, the Company Share Option Agreement, and the Voting Agreement and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the Merger) do not and will not result in the ability of any person to exercise any rights under the Company Rights Agreement or enable or require the Company Rights to separate from the shares of Company Common Shares to which they are attached or to be triggered or become exercisable.


                                 ARTICLE III

          REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF BMO AND BFC

        BMO and BFC jointly and severally represent and warrant and agree with the Company as follows:

        SECTION 3.1. ORGANIZATION OF BMO AND BFC. BMO is duly organized and validly existing as a bank under the laws of Canada, with full corporate power and authority to own its property and conduct its business and to enter into and perform this Agreement and the Company Share Option Agreement. BFC is duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own its property and conduct its business and to enter into and perform this Agreement and the Company Share Option Agreement. If NewCo is formed pursuant to the terms hereof, as of the Effective Time, NewCo will be duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own its property and conduct its business and enter into and perform this Agreement.

        SECTION 3.2.   BMO SHARES.

        Section 3.2.1. The authorized shares of BMO consist of an unlimited number of common shares, without par value ("BMO Shares"), an unlimited number of class A preferred shares, without par value ("BMO Class A Preferred Shares") and an unlimited number of class B preferred shares, without par value ("BMO Class B Preferred Shares") of which (i) as of January 25, 2001, 263,185,190 shares of BMO Shares were issued and outstanding, (ii) as of October 31, 2000, no shares of BMO Class A Preferred Shares were issued and outstanding, and (iii) as of October 31, 2000, 62,000,000 shares of BMO Class B Preferred Shares were issued and outstanding. The Company has no other authorized shares of any class, series, designation or description.

        Section 3.2.2. BMO Shares issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable and not subject to pre-emptive rights.

        SECTION 3.3.   CORPORATE AUTHORIZATION.

        Section 3.3.1. The execution, delivery and performance of this Agreement by BMO and BFC, and the execution, delivery and performance of the Company Stock Option Agreement and the Voting Agreement by BMO, have been duly and validly authorized and approved by the board of directors of BMO and BFC respectively and by the sole stockholder of BFC; and will not violate or conflict with the constating documents of BMO or, in the case of BFC, the certificate of incorporation or by-laws of BFC, and do not and will not violate or conflict with or result in any material default, any acceleration of required performance or any loss of a material benefit under any note, bond, mortgage, indenture, lease, franchise, license, permit, approval, contract, agreement or other instrument or document or any order, writ, injunction, decree, judgment, statute, rule or regulation to which BMO or BFC is a party or subject or by which BMO or BFC is bound. No consent of any third party (other than the regulatory approvals referred to in Section 4.1 hereof) is necessary to enable

   BMO or BFC to perform its obligations under this Agreement and the Company Share Option Agreement.

        Section 3.3.2. If NewCo is formed pursuant to the terms hereof, as of the Effective Time, the execution, delivery and performance of this Agreement by NewCo has been duly and validly authorized and approved by the board of directors of NewCo and by the sole stockholder of NewCo and will not violate or conflict with the certificate of incorporation or by-laws of NewCo and will not violate or conflict with or result in any material default, any acceleration of required performance or any loss of a material benefit under any note, bond, mortgage, indenture, lease, franchise, license, permit, approval, contract, agreement or other instrument or document or any order, writ, injunction, decree, judgment, statute, rule or regulation to which NewCo is a party or subject or by which NewCo is bound. No consent of any third party (other than the regulatory approvals referred to in Section 4.1 hereof) will be necessary to enable NewCo to perform its obligations under this Agreement.

        SECTION 3.4.   GOVERNMENTAL REGULATION.

        Section 3.4.1. Each of BMO and BFC and its respective subsidiaries holds all consents, licenses, certificates, permits, authorizations, approvals, franchises and rights of federal, state, local and other public authorities and other persons and entities required in connection with the ownership and operation of its properties and the carrying on of its business as now being conducted, all of which are now in full force and effect, and between the date hereof and the Effective Time BMO and BFC will, and will cause each of its respective subsidiaries to, maintain all such consents, licenses, certificates, permits, authorizations, approvals, franchises and rights in full force and effect. Each of BMO and BFC and its respective subsidiaries has conducted its business so as to comply in all material respects with all applicable statutes, regulations, ordinances and rules, including (without limitation) applicable banking laws, federal and state securities laws, and laws and regulations concerning minimum capital requirements, truth-in-lending, usury, fair credit reporting, fair lending and equal credit opportunity, currency reporting, community reinvestment, Internal Revenue Service information reporting and back-up withholding, consumer protection, occupational safety, employee benefit plans, environmental matters, fair employment practices and fair labor standards.

        Section 3.4.2. BMO is a Schedule I Bank chartered under the Bank Act (Canada).

        Section 3.4.3. BMO has filed (a) BMO's annual reports on Form 4-F and quarterly financial information as filed under Form 6-K since December 31, 1997, each as filed with the SEC, (b) the Company's annual reports on Form Y-6 and quarterly reports on Form Y-9 since December 31, 1997, each as filed with the FRB, and (c) all other documents incorporated by reference in whole or in part in the foregoing (the documents referred to in (a) through (c), including all amendments and supplements thereto and all financial statements and notes contained therein (collectively, the "BMO Reports"). The BMO Reports, as of the respective times of filing thereof with the SEC or the FRB, as the case may be, complied as to form and substance with all material requirements of the laws, rules and regulations applicable thereto and did not include any untrue or misleading statement of or with respect to a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Since December 31, 1997, BMO and each of its subsidiaries have filed all BMO Reports, registration statements and other documents required to be filed by each of them with the SEC, the FRB or any other regulatory authority in accordance with all material requirements of the laws, rules and regulations applicable thereto except where the failure to so file such reports and registration statements will not have a Material Adverse Effect.

        SECTION 3.5. FINANCIAL STATEMENTS OF BMO. BMO has furnished the Company with copies of the audited consolidated balance sheets of BMO as of October 31, 1998, 1999 and 2000, and the related audited consolidated statements of income, changes in shareholders' equity and cash flows for each of its fiscal years ended October 31, 1998, 1999 and 2000 together with the notes thereto, accompanied by the unqualified reports thereon of Price Waterhouse Coopers LLP and KPMG Peat Marwick LLP. Each of the financial statements referred to in this Section has been prepared in accordance with generally accepted accounting principles as applicable to them and practices consistently applied. Each of the financial statements referred to in this
   Section is true, correct and complete in all material respects and presents fairly the financial condition and the results of operations of the BMO and its subsidiaries on a consolidated basis, as of the date thereof or for the periods covered thereby.

        SECTION 3.6. DISCLOSURE. No representation or warranty made herein by BMO or BFC and no written statement or certificate given or to be given by BMO or BFC to the Company pursuant to this Agreement or with respect to BMO or BFC or the transactions contemplated hereunder contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, under the circumstances under which they were made, not misleading.

        SECTION 3.7. FINANCING. BMO will have at the Effective Time the ability to fund its obligations hereunder.

                                 ARTICLE IV

                           ADDITIONAL AGREEMENTS

        SECTION 4.1. REGULATORY APPROVALS. As promptly as practicable, but in no event prior to preparation and filing of the materials described in Section 4.3 with the SEC, BMO and BFC shall prepare and file, or cause to be prepared and filed, applications for approvals in connection with the Merger with those agencies listed in Exhibit C which BMO, BFC and the Company believe to be all persons from whom approval of the Merger is required. The Company will, and will cause each Company Subsidiary to, cooperate fully in the preparation and submission of such applications, and without limiting the foregoing, the Company will promptly furnish BMO with any information relating to the Company or any of the Company Subsidiaries which is required under any applicable law or regulation, or by any regulatory or governmental authority, for inclusion in any such application. In the event of an adverse or unfavorable determination by any regulatory authority, or should the Merger be challenged or opposed by any administrative or legal proceeding, the determination of whether and to what extent to defend any such action, or to seek appeal or review, administrative or otherwise, or other appropriate remedies shall be made by BMO or BFC.

        SECTION 4.2. COMPANY SHAREHOLDER APPROVAL. As promptly as practicable but in no event prior to the forty-sixth (46th) day after the date of this Agreement, the Company shall, at a meeting of its shareholders duly called by its board of directors (hereinafter referred to as the "Meeting"), present this Agreement for the approval of, and adoption by, its shareholders. The Company will use commercially reasonable efforts to obtain the necessary approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company.

        SECTION 4.3. PREPARATION OF COMPANY PROXY MATERIALS AND F-4 REGISTRATION STATEMENT.

        Section 4.3.1. As promptly as practicable, the Company will prepare and file with the SEC, and as soon as permitted under applicable regulations of the SEC and provided the F-4 (as such term is hereinafter defined) has become effective, will mail to the shareholders of the Company appropriate proxy materials (hereinafter referred to as the "Proxy Materials"), including a notice of the Meeting, proxy statement (hereinafter referred to as the "Proxy Statement") and form of proxy which comply with the Exchange Act and the applicable regulations of the SEC thereunder. BMO and BFC respectively will furnish to the Company all information concerning BMO and BFC as the Company or its counsel may reasonably request and which is required or customary for inclusion in the Proxy Materials. The Company shall file the Proxy Materials in preliminary form with the SEC as promptly as practicable and respond as promptly as practicable to all comments thereon of the SEC with a view toward mailing definitive Proxy Materials at the earliest practicable date

   (the date of such mailing herein referred to as the "Proxy Mailing Date"). In the Proxy Materials, the Company shall present this Agreement and the transactions contemplated hereby for approval by the shareholders of the Company at the Meeting. The Company shall include in the Proxy Materials a recommendation by its board of directors to the shareholders of the Company that this Agreement and the Merger be approved and adopted, subject to its rights pursuant to Section 2.22. Prior to submitting the Proxy Materials and any amendment, supplement or revision thereof to the SEC or the shareholders of the Company, and once a reasonably final draft of the Proxy Materials or any such amendment, supplement or revision has been prepared, the Company shall distribute such draft and successive drafts of such materials to BMO and its counsel at the same time as such drafts are distributed to persons within the Company or the Company Subsidiaries and shall provide BMO and its counsel with the same opportunity to review and comment upon such drafts as the other persons to whom the drafts are distributed. Prior to responding to any comments of the SEC or any other regulatory or supervisory authority relating to the Proxy Materials, the Company shall review any proposed responses with BMO and BFC and its counsel. The Company represents to BMO and BFC that the Proxy Materials (a) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder and (b) will not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading; PROVIDED, HOWEVER, that in no event, shall the Company be liable for any untrue statement of a material fact or omission to state a material fact in the Proxy Materials made in reliance upon, and in conformity with, written information concerning BMO or BFC which was furnished by BMO or BFC to the Company.

        Section 4.3.2. As promptly as practicable, BMO will prepare and file with the SEC a registration statement on Form F-4 under the Securities Act, in which the Proxy Statement will be included as a prospectus, with respect to the BMO Shares to be issued in connection with the Merger (hereinafter referred to as the "F-4"). Each of BMO, BFC and the Company shall use all reasonable efforts to have the F-4 declared effective under the Securities Act as promptly as practicable after its filing with the SEC. BMO and BFC shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) reasonably required to be taken under any applicable state securities laws in connection with the issuance of the BMO Shares in the Merger and the Company shall furnish all information concerning the Company, the Company Subsidiaries and the holders of Company Common Shares as may be reasonably requested in connection with any such action. BMO represents to the Company that the F-4 (a) will comply in all material respects with the provisions of the Securities Act and the rules and regulations of the SEC thereunder and (b) will not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading; PROVIDED, HOWEVER, that in no event, shall BMO or BFC be liable for any untrue statement of a material fact or omission to state a material fact in the F-4 made in reliance upon, and in conformity with, written information concerning the Company which was furnished by the Company to BMO or BFC.

        Section 4.3.3. BMO shall take such actions as are required to cause the BMO Shares to be issued in the Merger pursuant to this Agreement to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing.

        SECTION 4.4. ACCESS AND INFORMATION. The Company shall, and shall cause each Company Subsidiary to, afford to BMO and BFC, and their respective directors, officers, employees, accountants, counsel and other representatives (collectively, the "BMO Representatives") access, during the period from the date hereof to the Effective Time, to the properties, assets, books, contracts, returns, reports and records of the Company and the Company Subsidiaries, and the Company shall, and shall cause the Company Subsidiaries to, furnish to BMO and BFC such other information concerning the respective businesses, properties and personnel of the Company and each Company Subsidiary as BMO or BFC may reasonably request. BMO and BFC shall keep confidential, and shall cause the BMO Representatives to keep confidential, any such information so obtained from the Company and the Company Subsidiaries, including lists of the Company's shareholders furnished to BMO or BFC in accordance with the terms of
   Section 4.5 hereof; PROVIDED, HOWEVER, that the foregoing restriction shall not apply to any such information which is or comes into the public domain otherwise than as a result of a breach of the provisions of this Section, was in the possession of BMO, BFC or any BMO Representative prior to the negotiations with the Company relating to this Agreement or at any time comes into the possession of BMO, BFC or any BMO Representative from third parties who have the right to disclose such information otherwise than in connection with this Agreement. In the event that this Agreement is terminated without the Merger having been consummated, BMO and BFC shall, and shall cause the BMO Representatives to, return promptly to the Company all such information, which was obtained by BMO or BFC in written form, in their possession. The confidentiality provisions of any agreement between BMO or its affiliates and the Company shall remain in effect, to the extent still relevant in light of the transactions contemplated hereby.

        SECTION 4.5. LISTS OF COMPANY SHAREHOLDERS. Upon BMO's or BFC's request from time to time, for the purpose of giving effect to the Merger as provided for herein, the Company shall deliver to BMO and BFC such lists of the shareholders of record of the outstanding share of the Company as of the respective dates which BMO or BFC shall designate, and the accuracy of each such list shall be certified by an authorized officer of the Company or its transfer agent.

        SECTION 4.6.   CONTINUING EFFECT OF REPRESENTATIONS AND
   WARRANTIES.  Except as contemplated by this Agreement or the Company

   Share Option Agreement, each of the parties agrees not to enter into, or agree to enter into, any transaction or perform, or agree to perform, any act which would result in any of the representations or warranties on the part of such party not being true and correct in all material respects at and as of the time immediately after the occurrence of any such transaction or event or immediately before the Effective Time or that would be likely to cause any condition set forth in this Agreement not to be satisfied or otherwise jeopardize the consummation of the transactions contemplated hereby.

        SECTION 4.7. CURRENT INFORMATION. During the period from the date hereof to the Effective Time, the Company will cause one or more of its representatives to confer on a regular and frequent basis with representatives of BMO and BFC and to report the general status of the ongoing operations of the Company and the Company Subsidiaries. The Company will promptly notify BMO and BFC of (a) any material change in the normal course of its business or the business of any of the Company Subsidiaries or in the operation of its properties or the properties of any of the Company Subsidiaries; (b) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental entity; (c) the institution or the threat of material litigation involving the Company or any of the Company Subsidiaries; (d) the occurrence of a Material Adverse Effect relating to the Company; or (e) any event or condition that might reasonably be expected to cause a Material Adverse Effect on the Company or the Surviving Corporation. As used in the preceding sentence, "material litigation" shall mean any case, arbitration or other adversary proceeding or other matter which would have been required to be disclosed on the Disclosure Statement pursuant to
   Section 2.11 hereof if in existence on the date hereof or in respect of which the legal fees and other costs of the Company or any of the Company Subsidiaries might reasonably be expected to exceed $100,000 over the entire life of such matter. The Company shall also promptly notify BMO and BFC of any adverse development involving any matter disclosed on the Disclosure Statement in response to Section 2.11 hereof which shall occur after the date hereof and which might reasonably be expected to increase the financial exposure of the Company or any of the Company Subsidiaries thereof in an amount exceeding $250,000 and in any event the Company shall regularly advise BMO and BFC of significant changes in the status of any such matters.

        SECTION 4.8.   TERMINATION PAYMENT.

        Section 4.8.1. If this Agreement is terminated pursuant to its terms, other than (a) by the parties pursuant to Section 9.2.1(a) hereof, (b) by BMO or BFC pursuant to clause (ii), (iv), (v) or (vii) of Section 9.2.1(c) hereof, (c) by the Company pursuant to
   Section 9.2.1(d) hereof or (d) by either party pursuant to
   Section 9.2.1(e) hereof, and either prior to such termination or within twelve (12) months thereafter, an Acquisition Event (defined below) occurs, the Company shall pay to BMO within two (2) business days after the occurrence of such Acquisition Event, by wire transfer of immediately available federal funds to such account as BMO shall designate, an amount equal to five percent (5%) of the product of the number of Company Common Shares issued and outstanding as of the date hereof multiplied by $72.50.

        Section 4.8.2. For purposes of this Section 4.8, the term "Acquisition Event" shall mean any of the following: (a) any person or group of persons acting in concert or entity (other than BMO or BFC or a parent corporation or subsidiary thereof) shall have acquired pursuant to a tender offer or otherwise, beneficial ownership of shares of the Company Common Shares representing fifty and one-tenth of one percent (50.1%) or more of the outstanding shares of the Company Common Shares; or (b) the Company shall have entered into an agreement with any person or entity (other than BMO or BFC or a parent corporation or subsidiary thereof) to (i) effect a merger, consolidation or similar transaction involving the Company or any of the Company Subsidiaries representing twenty percent (20%) or more of the consolidated assets of the Company and the Company Subsidiaries,
   (ii) sell, lease or otherwise dispose of assets of the Company or any Company Subsidiary representing twenty percent (20%) or more of the consolidated assets of the Company and the Company Subsidiaries, or
   (iii) issue, sell or otherwise dispose of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing twenty percent (20%) or more of the voting power of the Company or any of the Company Subsidiaries whose business constitutes twenty percent (20%) or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole. The term "Acquisition Event" shall not include a distribution of assets or stock (other than the capital stock of the Company or of First National Bank of Joliet) of the Company or any Company Subsidiary to shareholders of the Company; but for purposes of this Section 4.8 such distributed assets or stock shall thereafter be treated as though such assets or stock are held by, or constitute an entity which is a Company Subsidiary.

        SECTION 4.9. REASONABLE EFFORTS. Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under and in compliance with applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably practicable.

        SECTION 4.10. AFFILIATES. At least twenty (20) days prior to the day of the Effective Time, the Company shall deliver to BMO a letter identifying all persons who are or will be, at the time this Agreement is submitted for approval to the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall request each person named in the letter delivered by it to deliver to BMO prior to the Closing Date a written "Affiliates Agreement," in customary form, providing that such person shall dispose of the BMO Shares to be received by such person in the Merger only in accordance with applicable law and that such person has no present plan or intention to dispose of any such shares of BMO Shares.

        SECTION 4.11. COMPANY ACCRUALS AND RESERVES. Prior to the day on which the Effective Time occurs, the Company shall, consistent with generally accepted accounting principles and the accounting rules, regulations and interpretations of the SEC and its staff, modify and change its loan, accrual and reserve policies and practices (including loan classifications, levels of reserves and accruals and asset disposition strategies to (a) reflect BMO's and BFC's plans with respect to the conduct of the Company's business following the Merger and (b) make adequate provision for the costs and expenses relating thereto) so as to be applied consistently on a mutually satisfactory basis with those of BMO and BFC; PROVIDED, HOWEVER, that the Company shall not be obligated to take in any respect any such action pursuant to this Section 4.11 unless and until BMO and BFC acknowledge that all conditions to its obligation to consummate the Merger have been satisfied.

        SECTION 4.12. COMPANY SHARE OPTION AGREEMENT. BMO and the Company agree that the Company Share Option Agreement shall be executed and delivered immediately following the execution and delivery of this Agreement.

        SECTION 4.13. EMPLOYMENT AND CONSULTING AGREEMENTS. The Company shall use all reasonable efforts to cause the employees of the Company and Company Subsidiaries who have been heretofore designated by BMO or BFC to enter into employment agreements, with non-competition provisions, satisfactory to BMO and BFC, simultaneous with the execution and delivery of this Agreement.

        SECTION 4.14.  INDEMNIFICATION.

        Section 4.14.1. From and after the Effective Time, BMO shall, to the fullest extent not prohibited by applicable law and, without limiting the foregoing, to the extent provided in the Company's by-laws and articles of incorporation as in effect as of the date hereof (true and correct copies of which have been provided to BMO), indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of the Company Subsidiaries (each, an "Indemnified Party" and collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of the Company or any of the Company Subsidiaries or served as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) at any time maintained by or contributed to by the Company or any of the Company Subsidiaries ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) BMO shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to BMO, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, (ii) BMO and the Company will cooperate in the defense of such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under applicable law and the certificate of incorporation or by-laws shall be made by independent counsel mutually acceptable to BMO and the Indemnified Party; PROVIDED, HOWEVER, that BMO shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). In the event that any Indemnified Party is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, BMO shall reimburse such Indemnified Party for all of its expenses in bringing and pursuing such action. Each Indemnified Party shall be entitled to the advancement of expenses to the full extent contemplated in this Section 4.14.1 in connection with any such action.

        Section 4.14.2. In the event that BMO or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of BMO assume the obligations set forth in this
   Section 4.14.

        Section 4.14.3. For six (6) years after the Effective Time, BMO shall maintain in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that BMO may substitute therefor policies of BMO or its subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers; PROVIDED, FURTHER, that in no event shall BMO be required to pay aggregate premiums for insurance under this Section 4.14.3 in excess of two hundred percent (200%) of the aggregate premiums paid by the Company in 2000 for such purpose; PROVIDED, FURTHER, that if the annual premiums of such insurance coverage exceed such amount, BMO shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of BMO, for a cost up to but not exceeding such amount.

        Section 4.14.4. The provisions of this Section 4.14 (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and
   (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

        SECTION 4.15.  TAX TREATMENT AND TAX CERTIFICATES.

        Section 4.15.1. Each of BMO and the Company shall use reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and to obtain the opinions of counsel referred to in Section 5.6, including, without limitation, forbearing from taking any action that would cause the Merger not to qualify as a reorganization under the provisions of
   Section 368(a) of the Code.

        Section 4.15.2. Each of BMO and the Company shall cooperate with each other in obtaining opinions of Chapman and Cutler, counsel to BMO, and Schiff Hardin & Waite, counsel to the Company, dated as of the Closing, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In connection therewith, each of BMO and the Company shall deliver to Chapman and Cutler and Schiff Hardin & Waite customary representation letters in form and substance reasonably satisfactory to such counsel and the Company shall obtain any representation letters from appropriate shareholders and shall deliver any such letters obtained to Chapman and Cutler and Schiff Hardin & Waite.

        Section 4.16. FIRPTA. At or prior to the Closing, the Company, if requested by BMO, shall deliver to the IRS a notice that the Company Shares are not a "U.S. Real Property Interest" as defined in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

        SECTION 4.17. CONVERSION TO CASH MERGER CONSIDERATION. At any time within thirty (30) days from the date of this Agreement, the Company may elect to have this Agreement amended to provide (a) that for federal income tax purposes the Merger shall no longer qualify as a reorganization under the provision of Section 368 of the Code and
   (b) that all Company Common Shares shall be converted into the right to receive Per Share Cash Consideration (the "Conversion to Cash Merger Consideration") by providing written notice of such election to BMO. In such event, BMO, BFC and the Company shall promptly amend this Agreement, and any and all documents collateral hereto, for the sole purpose of effectuating the Conversion to Cash Merger Consideration.

        SECTION 4.18.  COMPANY EMPLOYEE BENEFITS.

        Section 4.18.1. At the Effective Time, BMO shall, or shall cause the Surviving Corporation to, provide employees of the Company Subsidiary with compensation and benefits (including all compensation, bonuses, fringe benefits, welfare benefits, medical, dental and other health plans, disability pay, vacation pay, severance or termination pay, retirement and pension benefits) that are substantially similar to those provided to similarly situated employees of subsidiaries of BFC.

        Section 4.18.2. At the Effective Time, BMO shall, or shall cause the Surviving Corporation to, provide to employees of the Company Subsidiary credit for purposes of eligibility to participate or vest in any benefit plan (including vacation) based on length of service (but not for determining accruals under a defined benefit pension plan as defined in Section 3(2) of ERISA or any retiree medical plan or program) under the BMO/Harris U.S. Employee Benefit Plans for service with the Company Subsidiary performed at any time prior to the Effective Time, to the extent such service was recognized for such purposes under plans of like kind maintained by the Company or Company Subsidiary immediately prior to the Effective Time. However, with respect to retiree medical, service at the Company or the Company Subsidiary prior to the Effective Time and service at BMO (or a subsidiary) after the Effective Time will be added to determine eligibility under the existing eligibility requirements for the retiree medical program of the Company or the Company Subsidiary and individuals meeting such eligibility requirements will be able to obtain retiree medical coverage on a 100% employee-paid basis, without limiting their ability to become eligible for BMO retiree medical benefits.

        Section 4.18.3. BMO shall waive all limitations as to preexisting condition exclusions, waiting periods, actively at-work requirements and physical examination requirements with respect to participation and coverage requirements applicable to the employees (and spouses and dependents) of the Company Subsidiary under any of BMO's or BFC's employee benefits plans that are welfare plans, funds or programs (within the meaning of Section 3(1) of ERISA) in which such employees may be eligible to participate after the Effective Time, other than preexisting condition exclusions, requirements or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time. BMO or BFC shall credit each employee (or spouse or dependent) of the Company Subsidiary with the amount paid during the plan year or calendar year, as applicable, in which the Effective Time occurs by such employee (or spouse or dependent) toward applicable deductible, co-payment, out-of-pocket maximum or similar provision of BMO's or BFC's employee benefit plans.

        SECTION 4.19. CANADIAN TAX RULING. As promptly as practicable, BMO shall apply to the Canada Customs and Revenue Agency for an advance income tax ruling regarding certain Canadian income tax matters (the "Canadian Tax Ruling") including, for greater certainty, rulings that:

             (a) the proposed forward merger of the Company with and into BFC will not result in a disposition for Canadian tax purposes of the shares of BFC held by BMO immediately before the Effective Time; and

             (b) the adjusted cost base for Canadian tax purposes of the Surviving Corporation's shares received by BMO in consideration for BMO's issuing BMO Shares and paying cash to the Company shareholders will include an amount equal to the aggregate of the fair market value, at the Effective Time, of the BMO shares issued and the amount of cash paid to the shareholders of the Company as a result of the Merger.

        SECTION 4.20. FORMATION OF NEWCO. In the event that the Merger is in the form of the Plan B Merger, BMO, prior to the Effective Time, shall organize NewCo as a Delaware corporation, become and remain the sole stockholder of NewCo, cause NewCo to become a party to this Agreement or execute a related merger agreement providing for the Plan B Merger, execute a written consent as the sole stockholder of NewCo adopting and approving this Agreement and the Plan B Merger and obtain all regulatory and other approvals required in connection with enactment of the provisions of this Section 4.20. Furthermore, BMO will not transfer or cause to be transferred any stock of NewCo or assets of the Company to a person unless in each instance either
   (a) the transferee is a corporation and the transferor corporation controls the transferee corporation or (b) BMO has received an opinion of tax counsel to BMO or a ruling from the Internal Revenue Service to the effect that such transfer will not preclude the Plan B Merger from qualifying as a reorganization under Section 368 of the Code. For purposes of this Section, "control" shall have the meaning set forth in Section 368(c) of the Code.


                                  ARTICLE V

                     CONDITIONS PRECEDENT TO OBLIGATIONS
                         OF BMO, BFC AND THE COMPANY

        The obligations of BMO, BFC and the Company to effect the Merger are subject to the satisfaction of the following conditions precedent:

        SECTION 5.1. COMPANY SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been duly approved and adopted by the requisite vote of the shareholders of the Company under applicable law.

        SECTION 5.2. REGULATORY APPROVALS AND LEGAL REQUIREMENTS. All approvals and consents required by law to be received in connection with the Merger, including (without limitation) the approvals of the

   FRB, the Commissioner, and agencies referred to in Section 4.1 hereof), shall have been received, shall be reasonably satisfactory in all respects to BMO (including, without limitation, any conditions or requirements prescribed by any such approval or consent) and shall be in effect, and all conditions or requirements prescribed by any such approval or consent (or by law in connection therewith) shall have been satisfied to consummate this transaction.

        SECTION 5.3. EFFECTIVENESS OF F-4. The F-4 shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

        SECTION 5.4. NYSE LISTING. The BMO Shares to be issued in the Merger pursuant to this Agreement will have been accepted for listing on the New York Stock Exchange, subject to official notice of issuance, and freely tradable in the United States.

        SECTION 5.5. TAX OPINION. BMO and the Company shall have received the opinion of their respective tax counsel, Chapman and Cutler and Schiff Hardin & Waite, in form and substance reasonably satisfactory to BMO and the Company, dated as of the Closing, substantially to the effect that on the basis of the facts, representations and assumptions set forth in each such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of
   Section 368(a) of the Code. In rendering such opinions, counsel may require and rely upon representations contained in certificates of officers of the Company, BMO, BFC and others, reasonably satisfactory in form and substance to such counsel.


                                 ARTICLE VI

              CONDITIONS PRECEDENT TO OBLIGATION OF BMO AND BFC

        The obligation of BMO and BFC to effect the Merger is subject to the satisfaction of the following further conditions precedent, unless waived in writing by BMO and BFC:

        SECTION 6.1. REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Company contained in Section 2.2.1, 2.2.2, and 2.2.3 and 2.28 of this Agreement shall be true and accurate in all material respects as of the date hereof and, except as otherwise contemplated by this Agreement, as of the time immediately prior to the Effective Time as though made on and as of such time without regard to any additions, deletions or other modifications to the Disclosure Statement delivered on the date hereof that may be included in the updated Disclosure Statement to be delivered pursuant to Section 6.6 hereof. All other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and, except as otherwise contemplated by this Agreement, as of the time immediately prior to the Effective Time as though made on and as of such time without regard to any additions, deletions or other modifications to the Disclosure Statement delivered on the date hereof that may be included in the updated Disclosure Statement to be delivered pursuant to Section 6.6 hereof; PROVIDED, HOWEVER, that for all purposes of this Section, such other representations and other warranties shall be deemed to be so true and correct unless the failure or failures of all representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such other representations or warranties, will have or are reasonably likely to have a Material Adverse Effect on the Company or Surviving Corporation. The Company shall have delivered to BMO and BFC a certificate dated the day of the Effective Time and signed by the Chairman or Chief Executive Officer of the Company to the effect set forth in the first two sentences of this Section.

        SECTION 6.2. ADVERSE CHANGES. There shall have been no Material Adverse Effect on the Company after the date of the last audited balance sheet. The Company shall have delivered to BMO and BFC a certificate dated the day of the Effective Time and signed by the Chairman or Chief Executive Officer of the Company to the effect set forth in the first sentence of this Section.

        SECTION 6.3. PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing except where the failure to perform such obligation would not have a Material Adverse Effect. The Company shall have delivered to BMO and BFC a certificate dated the day of the Effective Time and signed by the Chairman or Chief Executive Officer of the Company to the effect set forth in the first sentence of this Section.

        SECTION 6.4. LITIGATION. No court or regulatory order or ruling shall be in effect which prohibits the consummation of the Merger. No litigation or proceeding shall be pending which seeks to restrain or prohibit or obtain damages or other relief in connection with or in any way relating to the consummation of the Merger that involves a reasonable likelihood of an adverse outcome which would have a Material Adverse Effect on the Company (determined as though the claims at issue were made against the Company).

        SECTION 6.5. LEGAL MATTERS. All legal matters in connection with this Agreement and the Merger shall have been approved by counsel for BMO and BFC, and there shall have been furnished to such counsel by the Company certified copies of such corporate records of the Company and each of the Company Subsidiaries and copies of such other documents as such counsel may reasonably have requested for such purpose.

        SECTION 6.6. UPDATED DISCLOSURE STATEMENT. The Company shall have delivered to BMO and BFC immediately prior to the Effective Time an updated Disclosure Statement which clearly indicates all changes in the information that was originally contained therein and which contains such information as shall be necessary to make all of the representations and warranties of the Company true and accurate as of the time immediately prior to the Effective Time, and such updated Disclosure Statement shall not disclose any new information which would prevent the Company from delivering the certificate described in
   Section 6.1 hereof.


                                 ARTICLE VII

              CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

        The obligation of the Company to effect the Merger is subject to the satisfaction of the following further conditions precedent, unless waived in writing by the Company:

        SECTION 7.1. REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of BMO and BFC contained in Section 3.7 of this Agreement shall be true and accurate in all respects as of the date hereof and, except as otherwise contemplated by this Agreement, as of the time immediately prior to the Effective Time as though made on and as of such time. All other representations and warranties of BMO and BFC set forth in this Agreement shall be true and correct as of the date of this Agreement and, except as otherwise contemplated by this Agreement, as of the time immediately prior to the Effective Time as though made on and as of such time; PROVIDED, HOWEVER, that for all purposes of this Section, such other representations and other warranties shall be deemed to be so true and correct unless the failure or failures of all representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such other representations or warranties, will have or are reasonably likely to have a Material Adverse Effect on BMO, BFC or the Surviving Corporation. BMO and BFC each shall have delivered to the Company a certificate dated the day of the Effective Time and signed by the U.S. General Counsel or other executive officers of BMO or BFC to the effect set forth in the first two sentences of this Section.

        SECTION 7.2. LEGAL MATTERS. All legal matters in connection with this Agreement and the Merger shall have been approved by counsel for the Company, and there shall have been furnished to such counsel by BMO and BFC certified copies of such corporate records of BMO and BFC and copies of such other documents as such counsel may reasonably have requested for such purpose.

        SECTION 7.3. BMO CERTIFICATE. The Company shall have received a certificate signed by an officer of BMO and dated as of the Effective Time to the effect that no circumstance has arisen or occurred between the date which is ten (10) days prior to the date that the Election Form is mailed pursuant to Section 1.3.1 hereof and the date of such certificate which constitutes a Material Adverse Effect on BMO.

        SECTION 7.4. OTHER OBLIGATIONS OF BMO. BMO shall have fulfilled its obligations, if any, under Section 4.20 hereof.


                                ARTICLE VIII

                                   CLOSING

        SECTION 8.1. DATE, TIME AND PLACE OF CLOSING. The closing in respect of the Merger (herein referred to as the "Closing") shall be held at the offices of Chapman and Cutler within ten (10) calendar days following the date on which the last of the closing conditions (as set forth in Articles 5, 6 and 7 herein) is satisfied, which date (unless otherwise mutually agreed by BMO, BFC and the Company) shall be the day of the Effective Time.

        SECTION 8.2. DELIVERIES OF DOCUMENTS. At the Closing, the certificates and other documents required to be delivered by this Agreement shall be delivered.

        SECTION 8.3. MERGER TO BE MADE EFFECTIVE. At the Closing, subject to the terms and conditions of this Agreement, BMO, BFC and the Company shall instruct their respective representatives to make or confirm such filings (including, without limitation, the filing with the Secretary of State of the State of Illinois of the properly executed Articles of Merger and the filing with the Secretary of State of the State of Delaware of the properly executed Certificate of Merger), and to take all such other actions, as shall be required to give effect to the Merger.

                                 ARTICLE IX

                          AMENDMENT AND TERMINATION

        SECTION 9.1. AMENDMENT. This Agreement may be amended by the parties hereto with the approval of their respective boards of directors at any time before or after the Meeting; PROVIDED, HOWEVER, that after the Meeting, there shall not be made any amendment that by law requires further approval by the shareholders of the Company without the further approval of such shareholders. Notwithstanding the foregoing, no consent or other action on the part of the Company or its shareholders shall be required or obtained in order to permit BMO to fulfill its obligations, if any, under Section 4.20 hereof.

        SECTION 9.2.   TERMINATION.

        Section 9.2.1. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this

   Agreement by the stockholder of BFC or the shareholders of the
   Company:

             (a) by mutual consent in writing of BMO, BFC and the Company (with the approval of the Company's board of directors); or

             (b) by BMO, BFC or by the Company (with the approval of its board of directors), by giving written notice of such termination to the other party if, upon the taking of the vote of the shareholders of the Company contemplated by Section 4.2 hereof, the required approval of such shareholders shall not be obtained; or

             (c) by BMO or BFC, by giving written notice of such termination to the Company, (i) if there has been a breach or breaches of any agreement herein on the part of the Company such that the Company would not be able to deliver the certificate described in Section 6.1 hereof, which has not been cured or adequate assurance of cure given, in either case within thirty
        (30) business days following notice of such breach from BMO or BFC, (ii) if BMO or BFC reasonably determines at any time that any regulatory approval or consent required by law to be received in connection with the Merger is unlikely to be received or is unlikely to be received in time to permit the lawful consummation of the Merger by the date specified in Section 9.2.1(e) hereof,
        (iii) if (x) a Takeover Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company which contains a proposal as to price and the Company shall not have rejected such proposal in writing within the earlier of (1) ten (10) business days of its receipt and (2) the date its existence first becomes publicly disclosed or (y) the board of directors of the Company, or any committee thereof, shall have recommended any proposal other than BMO in respect of a Takeover Proposal, or (iv) if there shall have occurred, after the date of this Agreement, any change in any law, rule or regulation, or after the date of this Agreement there shall have been any decision or action by any court, government or governmental agency (including, without limitation, any bank regulatory authority) that could reasonably be expected to prevent or materially delay consummation of the Merger or that could reasonably be expected to have a Material Adverse Effect on the Company, BMO, BFC or the Surviving Corporation; or (v) if during the period from March 1, 2001 through March 2, 2001, there are material facts or circumstances of which BMO became aware involving the Company or a Company Subsidiary that is a bank that had not previously been publicly disclosed or disclosed to BMO or its representative which when taken in the aggregate in the context of all of the due diligence conducted by or on behalf of BMO in connection with the transactions contemplated hereby, would have a material and adverse impact on the value of the transaction to BMO, PROVIDED, HOWEVER, that all such facts shall be deemed waived, and BMO's and BFC's right to terminate this Agreement pursuant to this Section 9.2.1(c)(v) shall terminate at 5:00 p.m., Chicago time, on March 3, 2001, unless prior to such time, BMO so notifies the Company that BMO is terminating this Agreement pursuant to this clause (v) and the notice sets forth the facts which constitute the basis for its termination and is signed by the Chairman and CEO of BFC, the Executive Vice President, Retail Banking of Harris Bank and the Senior Vice President and U.S. General Counsel for BMO (it being understood that the Company shall provide access (including after hours access) to its books, records, facilities and personnel during such period; or (vi) if the board of directors of the Company fails to recommend or withdraws its recommendation to the shareholders of the Company of the approval and adoption by the shareholders of the Company of this Agreement; or (vii) if the Distribution Date (as defined in the Company Rights Agreement) occurs; or

             (d) by the Company (with the approval of its board of directors), by giving written notice of such termination to BMO and BFC, if there has been a breach or breaches of any agreement herein on the part of BMO or BFC, such that BMO and BFC could not deliver the certificates described in Section 7.1 hereof, which has not been cured or adequate assurance of cure given, in either case within thirty (30) business days following notice of such breach from the Company; or

             (e) by BMO or BFC or by the Company (with the approval of its board of directors), by giving written notice of such termination to the other party, if the Merger shall not have been consummated on or before October 31, 2001; provided that if the Merger has not been consummated primarily due to a failure to satisfy a condition set forth in Section 5.2 hereof, in that event the forgoing date shall be extended to December 31, 2001 unless the party requesting such consent or approval has been advised that the same has been or will be denied or conditioned in a material manner unacceptable to the party requiring such consent or will not be forthcoming; or

             (f) by the Company (with the approval of its board of directors), by giving written notice of such termination to BMO and BFC, to allow the Company to enter into an agreement with respect to a Superior Proposal in accordance with Section 2.22.4.


                  Any notice of termination hereunder shall specify the paragraph of this Section 9.2 pursuant to which such termination is being effected (and, in the event of a termination pursuant to Section 9.2.1 (c), the clause thereof), and such termination shall be deemed effected only pursuant to the paragraph and/or clause so specified notwithstanding that a termination could have been effected pursuant to any other paragraph or clause.

        Section 9.2.2. If this Agreement is properly terminated for any reason set forth in Section 9.2.1 hereof, no party to this Agreement shall have any further liability hereunder of any nature whatsoever to the other party hereto; PROVIDED, HOWEVER, that, notwithstanding the foregoing, (a) this Section 9.2.2 shall not preclude liability from attaching to BMO for a purported termination hereof under
   Section 9.2.1(c)(v) if such termination is determined not to have been permitted by the terms of such section, and (b) termination of this Agreement shall not terminate or affect the agreements of the parties contained in this Section 9.2.2, in Section 4.4 hereof (with respect to confidentiality), in Section 4.8 (with respect to a termination payment), in Section 10.2 (with respect to notices), in Section 10.3 (with respect to the payment of certain expenses), in Section 10.4 (regarding further assurances), in Section 10.6 (with respect to waivers), and in Sections 10.9 and 10.10 (with respect to choice of law and jurisdiction), provisions of all of which Sections shall survive any termination of this Agreement.


                                  ARTICLE X

                             GENERAL PROVISIONS

        SECTION 10.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The agreements contained in Article I, Sections 4.14, 4.18, 4.20, 10.4, 10.8, 10.9, 10.10 and 10.13 hereof shall survive the
   Merger. All other representations, warranties and agreements contained in this Agreement and in any certificate or other document delivered pursuant to this Agreement (other than the Merger Filings) shall not survive the Merger.

        SECTION 10.2. NOTICES. Each notice, request, demand, approval or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been properly given when delivered personally at the address set forth below for the intended party during normal business hours at such address, when sent by facsimile or other electronic transmission to the respective facsimile transmission numbers of the parties set forth below with telephone confirmation of receipt, or when sent by recognized overnight courier or by the United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                       (a)  if to BMO and/or BFC, at:

                            Bank of Montreal and/or
                                Bankmont Financial Corp.
                            c/o Harris Trust and Savings Bank
                            111 West Monroe Street - 4W
                            Chicago, Illinois  60603-4080
                            Attn:     Paul V. Reagan, Esq.
                                      Senior Vice President and
                                      U.S. General Counsel
                            Telephone:     (312) 461-3167
                            Fax:           (312) 461-3869

                       (b)  if to the Company, at:

                            First National Bancorp, Inc.
                            78 North Chicago Street
                            Joliet, Illinois  60432
                            Attn:  Chief Executive Officer
                            Telephone:     (815) 726-4371
                            Fax:           (815) 726-2518

             with a copy to:

                            Schiff Hardin & Waite
                            6600 Sears Tower
                            Chicago, Illinois  60606
                            Attn:  Gary Mowder, Esq.
                            Telephone:     (312) 258-5500
                            Fax:           (312) 258-5700

   Notices shall be given to such other addressee or address, or both, or by way of such other facsimile transmission number, as a particular party may from time to time designate by written notice to the other party hereto. Each notice, request, demand, approval or other communication which is sent in accordance with this Section shall be deemed given and received for all purposes of this Agreement as of two
   (2) business days after the date of deposit thereof for mailing in a duly constituted United States post office or branch thereof, one (1) business day after deposit with a recognized overnight courier service or upon confirmation of receipt of any facsimile transmission. Notice given to a party hereto by any other method shall only be deemed to be given and received when actually received in writing by such party.

        SECTION 10.3. EXPENSES AND CERTAIN REQUIRED ACCRUALS. Whether or not the Merger is consummated, each of BMO, BFC and the Company shall, and the Company shall cause each of the Company Subsidiaries to, bear its own legal, accounting and other expenses incurred in connection with this Agreement and the Merger. Notwithstanding the foregoing, BMO and the Company shall share equally in the costs of printing and mailing of the proxy materials and F-4 described in
   Section 4.3 hereof.

        SECTION 10.4. FURTHER ASSURANCES. From time to time after the Effective Time, as and when requested by the Surviving Corporation and to the extent permitted by law, the officers and directors of BMO and each of the officers and directors of BFC and the Company last in office shall execute and deliver such assignments, deeds and other instruments and shall take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to the Surviving Corporation title to and possession of, all of the assets, rights, franchises and interests of each of BFC and the Company in and to every type of property (real, personal and mixed) and things in action, and otherwise to carry out the intent and purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized to take any and all such actions in the name of BMO, BFC or the Company or otherwise.

        SECTION 10.5. PUBLICITY. Neither BMO, BFC nor the Company shall, nor shall either of them permit its directors, officers, employees or agents to, issue or cause the publication of any press release or other announcement with respect to this Agreement or the Merger or otherwise make any disclosures relating thereto to the press or any third party without the prior consent of the other party, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that such consent shall not be required where such release, announcement or disclosure is required by applicable law or the rules or regulations of a securities exchange, other self-regulatory authority or governmental agency (including, without limitation, the rules and regulations of bank regulatory authorities with respect to the publication of notice of the Merger in connection with the applications for required approvals thereof).

        SECTION 10.6. WAIVERS. No waiver by any of the parties to this Agreement of any condition, term or provision hereof shall be valid unless set forth in an instrument in writing signed on behalf of such party, and no such waiver shall be deemed a waiver of any preceding or subsequent breach of the same or any other condition, term or provision of this Agreement.

        SECTION 10.7.  ADDITIONAL TERMS.

        Section 10.7.1. When used in connection with the Company, BMO, BFC or the Surviving Corporation, the phrase "Material Adverse Effect" means, for purposes of this Agreement, any change, event or effect, that is materially adverse to (a) the business, assets (including intangible assets), financial condition or results of operations of
   (i) the Company and the Company Subsidiaries taken as a whole or
   (ii) BMO or BFC or (iii) the Surviving Corporation, as the case may be (except for those changes, events and effects (x) resulting from the condition of the economy or the securities markets of the United States, or (y) relating to conditions affecting the banking and financial industry as a whole or (z) resulting from the execution of this Agreement or the announcement of the transactions contemplated herein) or (b) the ability of such party and its subsidiaries to consummate the transactions contemplated hereby.

        Section 10.7.2. When used in connection with the Company, BMO and BFC the phrase "to the Company's knowledge," "to the BMO's knowledge" or "to BFC's knowledge" means, for purposes of this Agreement, the actual knowledge of Michael C. Reardon, Kevin T. Reardon, Albert G. D'Ottavio or Richard G. DeGrush (in the case of the Company) or of any executive officer (in the case of BMO or BFC), as the case may be.

        SECTION 10.8. ENTIRE AGREEMENT AND BINDING EFFECT. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof;
   (b) shall be binding upon and inure for the benefit of BMO, BFC and the Company and their respective successors and, except for
   Section 4.14 and Section 4.18, is not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned or transferred by operation of law or otherwise.

        SECTION 10.9. GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Illinois.

        SECTION 10.10. CONSENT TO JURISDICTION. Each of the parties hereby submits to the exclusive jurisdiction of the courts of the State of Illinois sitting in the City of Chicago in respect of the transactions contemplated by this Agreement and the Company Share Option Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding involving any of the transactions contemplated by this Agreement or the Company Share Option Agreement, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement and the Company Share Option Agreement may not be enforced in or by said courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper.

        SECTION 10.11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

        SECTION 10.12. CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

        SECTION 10.13. SEVERABILITY. If any provision contained in this Agreement is held to be invalid, illegal or unenforceable to any extent by a court of competent jurisdiction, such provisions will be severed herefrom and such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect.

                          [SIGNATURE PAGE FOLLOWS]

        In Witness Whereof, BMO, BFC and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


   Bank of Montreal, a chartered         First National Bancorp, Inc.,
   bank of corporation                   an Illinois Canada


   By: /s/ Paul V. Reagan                By: /s/ Albert G. D'Ottavio
       --------------------------            -------------------------
       Its: Senior Vice President            Its: President and Chief
              and U.S. General                      Operating Officer
              Counsel


   Bankmont Financial Corp., a
   Delaware corporation


   By: /s/ Paul V. Reagan
       --------------------------
       Its: General Counsel